i
Exhibit 4(g)

EXECUTION COPY

U.S. $3,500,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of August 14, 2015
Among
ENTERGY CORPORATION
as Borrower
THE BANKS NAMED HEREIN
as Banks
CITIBANK, N.A.
as Administrative Agent and LC Issuing Bank
JPMORGAN CHASE BANK, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION
BNP PARIBAS
MIZUHO BANK, LTD.
THE BANK OF NOVA SCOTIA
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
as LC Issuing Banks
and
the other LC Issuing Banks
from time to time parties hereto

CITIGROUP GLOBAL MARKETS INC. J.P. MORGAN SECURITIES LLC WELLS FARGO SECURITIES, LLC	BNP PARIBAS MIZUHO BANK, LTD. THE BANK OF NOVA SCOTIA THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
Joint Lead Arrangers

JPMORGAN CHASE BANK, N.A. WELLS FARGO BANK, NATIONAL ASSOCIATION Syndication Agents	BNP PARIBAS MIZUHO BANK, LTD. THE BANK OF NOVA SCOTIA THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. Documentation Agents

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 14, 2015, among ENTERGY CORPORATION, a Delaware corporation (the “Borrower”), the banks and other financial institutions (the “Banks”) listed on the signature pages hereof, Citibank, N.A. (“Citibank”), as administrative agent (the “Administrative Agent”) for the Lenders (as defined below) hereunder and as LC Issuing Bank (as defined below), JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, BNP Paribas, Mizuho Bank, Ltd., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as LC Issuing Banks, and the other LC Issuing Banks parties hereto from time to time.

PRELIMINARY STATEMENTS

(1)    The Borrower has requested that the Lenders and the LC Issuing Banks agree, on the terms and conditions set forth herein, to amend and restate in its entirety the Credit Agreement, dated as of March 9, 2012 and as amended prior to the date hereof (the “Existing Credit Agreement”), among the Borrower, the lenders and letter-of-credit issuers party thereto and Citibank, as administrative agent.
(2)    The Lenders and the LC Issuing Banks have indicated their willingness to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“2007 Credit Agreement” means the Credit Agreement, dated as of August 2, 2007, as amended, among the Borrower, Citibank, as administrative agent, and the lenders and letter of credit issuing banks parties thereto.
“Additional Commitment Lender” has the meaning specified in Section 2.18(d).
“Additional Lender” has the meaning specified in Section 2.05(c)(i).
“Administrative Agent” has the meaning specified in the preamble hereto.
“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.
“Agent Parties” has the meaning specified in Section 8.11(c).

“Agent’s Account” means the account of the Administrative Agent designated from time to time in a written notice to the Lenders and the Borrower as the account to which the Lenders and the Borrower are to make payments under this Agreement.
“Agreement” means the Existing Credit Agreement, as amended and restated by this Amended and Restated Credit Agreement, as further amended, supplemented or modified from time to time.
“Anniversary Date” has the meaning specified in Section 2.18(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance
“Applicable Margin” means, (i) for any Base Rate Advance, the Base Rate Margin interest rate per annum set forth below in the column identified by the applicable Senior Debt Rating Level, and (ii) for any Eurodollar Rate Advance, the Eurodollar Margin interest rate per annum set forth below in the column identified by the applicable Senior Debt Rating Level.

Senior Debt Rating Level	Level 1	Level 2	Level 3	Level 4	Level 5
Interest Rate Per Annum
Eurodollar Margin	1.250%	1.500%	1.750%	2.000%	2.500%
Base Rate Margin	0.250%	0.500%	0.750%	1.000%	1.500%

Any change in the Applicable Margin will be effective as of the date on which S&P or Moody’s, as the case may be, announces the applicable change in any rating that results in a change in the Senior Debt Rating Level.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignee Lender” has the meaning specified in Section 8.18(b).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit B hereto.
“Assignor Lender” has the meaning specified in Section 8.18(b).
“Banks” has the meaning specified in the preamble hereto.
“Base Rate” means, for any period, a fluctuating interest rate per annum at all times equal to the highest of:
(i)the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;
(ii)1/2 of 1% per annum above the Federal Funds Rate in effect from time to time; and

(iii)the rate of interest per annum equal to the Eurodollar Rate as determined on such day (or if such day is not a Business Day, on the next preceding Business Day) that would be applicable to a Eurodollar Rate Advance having an Interest Period of one month, plus 1%.
“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a).
“Borrower” has the meaning specified in the preamble hereto.
“Borrower Extension Notice Date” has the meaning specified in Section 2.18(a).
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01 or Converted pursuant to Section 2.09 or 2.10.
“Business Combination” means the series of transactions undertaken in connection with the combination of Entergy Louisiana and Entergy Gulf States into a single public utility, as described under the caption entitled “Entergy Louisiana and Entergy Gulf States Louisiana Business Combination” in the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.
“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.
“Capitalization” means, as of any date of determination, with respect to the Borrower and its Subsidiaries determined on a consolidated basis, an amount equal to the sum of (i) the total principal amount of all Debt of the Borrower and its Subsidiaries outstanding on such date, (ii) Consolidated Net Worth as of such date and (iii) to the extent not otherwise included in Capitalization, all preferred stock and other preferred securities of the Borrower and its Subsidiaries, including preferred or preference securities issued by any subsidiary trust, outstanding on such date.
“Cash Collateral Account” has the meaning specified in Section 6.03.
“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in United States dollars at a location and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the LC Issuing Banks (and “Cash Collateralization” has a corresponding meaning).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Citibank” has the meaning specified in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended or modified from time to time.
“Commitment” has the meaning specified in Section 2.01.
“Commitment Fee” has the meaning specified in Section 2.04(a).
“Commitment Increase” has the meaning specified in Section 2.05(c)(i).
“Common Equity” means the stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company member interests) that have ordinary voting power for the election of directors, managers or trustees (or other persons performing similar functions) of the issuer, as applicable, provided that Preferred Equity, even if it has such ordinary voting power, shall not be Common Equity.
“Communication” has the meaning specified in Section 8.11(a).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Worth” means the sum of the capital stock (excluding treasury stock and capital stock subscribed for and unissued) and surplus (including earned surplus, capital surplus and the balance of the current profit and loss account not transferred to surplus) accounts of the Borrower and its Subsidiaries appearing on a consolidated balance sheet of the Borrower and its Subsidiaries prepared as of the date of determination in accordance with GAAP, after eliminating all intercompany transactions and all amounts properly attributable to minority interests, if any, in such capital stock and surplus of Subsidiaries; provided, however, that, commencing with the fiscal quarter ended June 30, 2015 and for each fiscal quarter ending thereafter, “Consolidated Net Worth” shall exclude the after-tax effects resulting from non-cash write-downs and non-cash charges attributable or relating to (i) impairments occurring and recognized during the fiscal years ended December 31, 2012, December 31, 2013 and December 31, 2014 related to the Vermont Yankee power plant, not to exceed in the aggregate $474,100,000, as reflected in the consolidated financial statements of the Borrower and its Subsidiaries for such fiscal years (provided, that the amount of any such impairment and such aggregate amount permitted under this clause (i) is in each case calculated after giving effect to tax consequences of such impairments), and (ii) future impairments or disposal losses related to the Entergy Wholesale Commodities’ nuclear generation assets, not to exceed in the aggregate $4,300,000,000, in each case, occurring and recognized during any fiscal quarter ending after the Restatement Effective Date as reflected in the consolidated financial statements of the Borrower and its Subsidiaries for such period (provided, that the amount of any such impairment and such aggregate amount permitted under this clause (ii) is in each case calculated without giving effect to tax consequences of such impairments).
“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Rate Advances pursuant to Section 2.09 or 2.10.
“Credit Parties” means the Administrative Agent, the LC Issuing Banks and the Lenders.
“Debt” of any Person means (without duplication) all liabilities, obligations and indebtedness (whether contingent or otherwise) of such Person (i) for borrowed money or evidenced by bonds,

debentures, notes, or other similar instruments, (ii) to pay the deferred purchase price of property or services (other than such obligations incurred in the ordinary course of business on customary trade terms, provided that such obligations are not more than 30 days past due), (iii) as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (iv) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business) and (v) under any Guaranty Obligations.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Defaulting Lender” means at any time, subject to Section 2.19(f), (i) any Lender that has failed, for two or more Business Days from the date required to be funded or paid, to (A) fund any portion of its Advances, (B) fund any portion of its participations in Letters of Credit or (C) pay over to any Credit Party any other amount required to be paid by it hereunder (each, a “funding obligation”), unless, in the case of clause (A) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent, the Borrower or any LC Issuing Bank in writing, or has stated publicly, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted generally on its funding obligations under other loan agreements, credit agreements and other similar agreements, (iv) any Lender that has, for three or more Business Days after written request by the Administrative Agent, the Borrower or any LC Issuing Bank, failed to confirm in writing to the Administrative Agent, the Borrower and such LC Issuing Bank that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s, the Borrower’s and such LC Issuing Bank’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Lender Parent (provided, in each case of the foregoing clauses, that neither the reallocation of funding obligations provided for in Section 2.19(b) hereof as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.19(f) hereof) upon notification of such determination by the Administrative Agent to the Borrower, the LC Issuing Banks and the Lenders.
“Departing Lender” means each “Lender” under the Existing Credit Agreement that is not continuing as a Bank under this Agreement upon the effectiveness of this Agreement on the Restatement Effective Date.
“Disclosure Documents” means the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Reports on Form 10-Q for the quarters ended March 31,

2015 and June 30, 2015 and Current Reports on Form 8-K filed in 2015 prior to the Restatement Effective Date.
“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“Domestic Regulated Utility Subsidiary” means a direct or indirect domestic Subsidiary of the Borrower engaged in generation, transmission or distribution of electricity or the transmission or distribution of natural gas that is regulated as to rates on a cost-of-service basis by the Federal Energy Regulatory Commission (or successor agency) or a state or local Governmental Body.
“EDGAR” means the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof) maintained by the SEC.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 8.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 8.07(b)(iii)).
“Eligible Securitization Bonds” means securities, however denominated, that are issued by any direct or indirect Subsidiary of the Borrower or any other Person under which recourse is limited to assets that are primarily rights to collect charges that are authorized by law (including, without limitation, pursuant to any order of any governmental authority authorized by law to regulate public utilities) to be invoiced to customers of the Borrower or any direct or indirect Subsidiary of the Borrower.
“Entergy Arkansas” means Entergy Arkansas, Inc., an Arkansas corporation, or its successors and permitted assigns.
“Entergy Gulf States” means Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company, or its successors and permitted assigns.
“Entergy Louisiana” means Entergy Louisiana, LLC, a Texas limited liability company, or its successors and permitted assigns.
“Entergy Mississippi” means Entergy Mississippi, Inc., a Mississippi corporation, or its successors and permitted assigns.
“Entergy New Orleans” means Entergy New Orleans, Inc., a Louisiana corporation, or its successors and permitted assigns.
“Entergy Texas” means Entergy Texas, Inc., a Texas corporation, or its successors and permitted assigns
“Environmental Laws” means any federal, state or local laws, ordinances or codes, rules, orders, or regulations relating to pollution or protection of the environment, including, without limitation, laws relating to hazardous substances, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollution, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, each as amended and modified from time to time.
“ERISA Affiliate” of a Person or entity means any Person, trade or business (whether or not incorporated) that is a member of a group of which such Person or entity is a member and that is under common control with such Person or entity within the meaning of, or that would otherwise be aggregated with such Person or entity under, Section 414 of the Code.
“ERISA Plan” means an employee benefit plan maintained for employees of any Person or any ERISA Affiliate of such Person subject to Title IV of ERISA (other than a Multiemployer Plan).
“ERISA Termination Event” means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to PBGC), or (ii) the withdrawal of the Borrower or any of its ERISA Affiliates from an ERISA Plan during a plan year in which the Borrower or any of its ERISA Affiliates was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or the treatment of an ERISA Plan amendment as a termination under Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan by the PBGC or to appoint a trustee to administer any ERISA Plan, or (v) any other event or condition that would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify in writing to the Borrower and the Administrative Agent.
“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance made as part of the same Borrowing, the London interbank offered rate (rounded upward to the nearest 1/16th of 1%) as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in immediately available funds in United States dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute Reuters page or screen that displays such rate, or on the appropriate page or screen of such other comparable information service that publishes such rate from time to time as selected by the Administrative Agent in its discretion) (in each case, the “Screen Rate”) at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, provided, that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(b).
“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
“Events of Default” has the meaning specified in Section 6.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender (which for purposes of this clause (ii) shall include any LC Issuing Bank), U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment requested by the Borrower under Section 8.07(e)) or (B) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (iii) Taxes attributable to such Credit Party’s failure to comply with Section 2.15(g) and (iv) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning specified in the preliminary statements hereto.
“Existing Letter of Credit” means a letter of credit listed on Schedule IV hereto originally issued under the 2007 Credit Agreement and outstanding under the Existing Credit Agreement immediately prior to the satisfaction of all the conditions precedent set forth in Sections 3.01 and 3.02.
“Existing Termination Date” has the meaning specified in Section 2.18(a).
“Extension of Credit” means (i) the disbursement of the proceeds of any Borrowing and (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder.
“Extension Date” has the meaning specified in Section 2.18(d).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letters” means (i) the letter agreement, dated as of July 17, 2015, among the Borrower, Entergy Arkansas, Entergy Louisiana, Entergy Gulf States, Entergy Texas and Citibank, (ii) the letter agreement, dated as of July 17, 2015, among the Borrower, Entergy Arkansas, Entergy Louisiana, Entergy Gulf States, Entergy Texas, Citigroup Global Markets Inc., Citibank, J.P. Morgan Securities LLC, JPMorgan Chase Bank, N.A., Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, (iii) the letter agreement, dated as of July 17, 2015, among the Borrower, Entergy Arkansas, Entergy Louisiana, Entergy Gulf States, Entergy Texas and BNP Paribas, (iv) the letter agreement, dated as of July 17, 2015, among the Borrower, Entergy Arkansas, Entergy Louisiana, Entergy Gulf States, Entergy Texas and Mizuho Bank, Ltd., (v) the letter agreement, dated as of July 17, 2015, among the Borrower, Entergy Arkansas, Entergy Louisiana, Entergy Gulf States, Entergy Texas and The Bank of Tokyo-Mitsubishi UFJ, Ltd., (vi) the letter agreement, dated as of July 17, 2015, among the Borrower, Entergy Arkansas, Entergy Louisiana, Entergy Gulf States, Entergy Texas and The Bank of Nova Scotia, and (vii) each LC Issuing Bank Fee Letter entered into by the Borrower and an LC Issuing Bank from time to time, in the case of each of the preceding clauses, as amended, modified and supplemented from time to time.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Fronting Commitment” means, with respect to any LC Issuing Bank, the aggregate stated amount of all Letters of Credit that such LC Issuing Bank agrees to issue, as modified from time to time pursuant to an agreement signed by such LC Issuing Bank. With respect to each Lender that is an LC Issuing Bank on the Restatement Effective Date, such LC Issuing Bank’s Fronting Commitment shall be such LC Issuing Bank’s “Fronting Commitment” listed on Schedule III, and (ii) with respect to any Lender that becomes an LC Issuing Bank after the Restatement Effective Date, such Lender’s Fronting Commitment shall equal the amount agreed between the Borrower and such Lender at the time that such Lender becomes an LC Issuing Bank, in each case, as such Fronting Commitment may be modified in accordance with the terms of this Agreement.
“Fronting Fee” has the meaning specified in Section 2.04(c).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) hereof.

“Governmental Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 8.07(g).
“Guaranty Obligations” means direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of any Person, including, without limitation, Support Obligations.
“Hybrid Securities” means (i) debt or preferred or preference equity securities (however designated or denominated) of the Borrower or any of its Subsidiaries that are mandatorily convertible into Common Equity or Preferred Equity of the Borrower or any of its Subsidiaries, provided that such securities do not constitute Mandatorily Redeemable Stock, (ii) securities of the Borrower or any of its Subsidiaries that (A) are afforded equity treatment (whether full or partial) by S&P or Moody’s at the time of issuance, and (B) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to 91 days after the Termination Date, (iii) any other securities (however designated or denominated), that are (A) issued by the Borrower or any of its Subsidiaries, (B) not subject to mandatory redemption or mandatory prepayment, and (C) together with any guaranty thereof, subordinate in right of payment to the unsecured and unsubordinated indebtedness (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary terms) of the issuer of such securities or guaranty and (iv) QUIPS.
“ICC” has the meaning specified in Section 2.03(j).
“ICC Rule” has the meaning specified in Section 2.03(j).
“Increasing Lender” has the meaning specified in Section 2.05(c)(i).
“Indemnified Person” has the meaning specified in Section 8.04(c).
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in (i), Other Taxes.
“Interest Period” means, for each Advance made as part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 1, 2, 3 or 6 months (or any other period acceptable to all the Lenders) in the case of a Eurodollar Rate Advance, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
(i)the Borrower may not select any Interest Period that ends after the earliest of the then-scheduled Termination Date applicable to the Commitments of all the Lenders;

(ii)Interest Periods commencing on the same date for Advances made as part of the same Borrowing shall be of the same duration; and
(iii)whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
“ISP” has the meaning specified in Section 2.03(j).
“LC Commitment Amount” means $1,750,000,000 as the same may be reduced permanently from time to time pursuant to Section 2.05.
“LC Fee” has the meaning specified in Section 2.04(b).
“LC Issuing Bank” means Citibank, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, BNP Paribas, Mizuho Bank, Ltd., The Bank of Nova Scotia and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and each other consenting Lender or Affiliate thereof that may be appointed from time to time by the Borrower to issue Letters of Credit under this Agreement and that is reasonably acceptable to the Administrative Agent.
“LC Issuing Bank Fee Letters” means the letter agreements between the Borrower and each LC Issuing Bank, in form and substance satisfactory to such LC Issuing Bank, concerning fees payable by the Borrower to such LC Issuing Bank for its own account, in each case, as amended, modified and supplemented from time to time.
“LC Outstandings” means, on any date of determination, the sum of the undrawn stated amounts of all Letters of Credit that are outstanding on such date plus the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by the LC Issuing Banks under Letters of Credit. The LC Outstandings with respect to any Lender shall equal such Lender’s Percentage of the sum in the immediately preceding sentence.
“LC Payment Notice” has the meaning specified in Section 2.03(d).
“Lender Extension Notice Date” has the meaning specified in Section 2.18(b).
“Lender Insolvency Event” means that (i) a Lender or its Lender Parent is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) a Lender or its Lender Parent is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent, or such Lender or its Lender Parent has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that, a Lender Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lender Parent” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Lenders” means the Banks listed on the signature pages hereof and each Person that shall become a party hereto pursuant to Section 8.07.
“Letter of Credit” means (i) an Existing Letter of Credit or (ii) a standby letter of credit (which may include commercial letters of credit, if agreed to by the applicable LC Issuing Bank) issued by an LC Issuing Bank pursuant to Section 2.03, in each case, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person or any of its Subsidiaries shall be deemed to own, subject to a Lien, any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Loan Documents” means this Agreement, each promissory note delivered under Section 2.17 and the Fee Letters, in each case, as any of the foregoing may be amended, supplemented or modified from time to time.
“Majority Lenders” means, subject to the last paragraph of Section 8.01, at any time Lenders to which are owed more than 50% of the then aggregate unpaid principal amount of the Advances and participation obligations with respect to the LC Outstandings, or, if there are no Outstanding Credits, Lenders having more than 50% of the Commitments (without giving effect to any termination in whole of the Commitments pursuant to Section 6.02), provided, that for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Advances or participation obligations with respect to the LC Outstandings or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Advances or participation obligations with respect to the LC Outstandings or the total Commitments.
“Mandatorily Redeemable Stock” means, with respect to any Person, such Person’s Common Equity or Preferred Equity to the extent that it is (i) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Debt or other liability of such Person, (A) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (B) at the option of any Person other than such Person, or (C) upon the occurrence of a condition not solely within the control of such Person, such as a redemption required to be made out of future earnings, or (ii) presently convertible into Mandatorily Redeemable Stock.
“Margin Stock” has the meaning assigned to that term in Regulation U issued by the Board of Governors of the Federal Reserve System, and as amended and in effect from time to time.
“Material Adverse Effect” means, with respect to the Borrower, (i) any material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries considered on a consolidated basis, or (ii) any material adverse effect on the legality, validity or enforceability against the Borrower of any Loan Document.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding three plan years made or accrued an obligation to make contributions.
“Natural Disaster” means a named tropical storm or hurricane, ice or snow storm, flood or other significant weather or natural disaster.
“Net Available Cash” from a Stock Disposition means cash payments received therefrom net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state and local taxes required to be paid or accrued as a liability under GAAP, as a result of such Stock Disposition.
“New Lender” has the meaning specified in Section 8.18(a).
“Nonconsenting Lender” has the meaning specified in Section 2.18(b).
“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Non-Performing Lender” has the meaning specified in Section 2.03(e).
“Non-Recourse Debt” means any Debt of any Subsidiary of the Borrower that does not constitute Debt of the Borrower, any Significant Subsidiary or Entergy New Orleans.
“Notice of Borrowing” has the meaning specified in Section 2.02(a).
“Notice of Conversion” has the meaning specified in Section 2.10(a).
“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.07(e)).
“Outstanding Credits” means, on any date of determination, an amount equal to the sum of (i) the aggregate principal amount of all Borrowings outstanding on such date plus (ii) the LC Outstandings on such date, in each case, after giving effect to all repayments and prepayments of Advances and Reimbursement Amounts and all reductions in the LC Outstandings on such date.
“Participant” has the meaning specified in Section 8.07(d).
“Participant Register” has the meaning specified in Section 8.07(d).

“Patriot Act” means USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as in effect from time to time.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Percentage” means, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such day by the total of the Commitments on such date, and multiplying the quotient so obtained by 100%.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Platform” has the meaning specified in Section 8.11(b).
“Potential Defaulting Lender” means, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, or (ii) any Lender that has notified, or whose Lender Parent or a Subsidiary thereof has notified, the Administrative Agent, the Borrower or any LC Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations generally under other loan agreements, credit agreements and other similar agreements, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement). Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of clauses (i) and (ii) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.19(f) hereof) upon notification of such determination by the Administrative Agent to the Borrower, the LC Issuing Banks and the Lenders.
“Preferred Equity” means any stock, shares or other ownership interests in the issuer thereof howsoever evidenced (including, without limitation, limited liability company membership interests), whether with or without voting rights, that is entitled to dividends or distributions prior to the payment of dividends or distributions with respect to Common Equity.
“QUIPS” means, on any date of determination, all outstanding preferred stock and other preferred securities of the Borrower and its Subsidiaries, including preferred securities issued by any subsidiary trust.
“Register” has the meaning specified in Section 8.07(c).
“Reimbursement Amount” has the meaning specified in Section 2.03(c).
“Related Parties” means with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Removal Effective Date” has the meaning specified in Section 7.06(b).

“Reportable Event” has the meaning assigned to that term in Title IV of ERISA.
“Request for Issuance” means a request made pursuant to Section 2.03(a) in the form of Exhibit A-3.
“Resignation Effective Date” has the meaning specified in Section 7.06(a).
“Restatement Effective Date” means August 14, 2015.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.
“Sanctioned Country” means, at any time of determination, a country, region or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time of determination, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by or acting on behalf of any such Person described in the preceding clause (a) or (b), or (d) any Person, to the Borrower’s knowledge, with which any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions. For purposes of the foregoing, control of a Person shall be deemed to include where a Sanctioned Person (i) owns or has power to vote 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (ii) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“Senior Debt Rating Level” at any time shall be determined as follows in accordance with the ratings assigned by S&P and Moody’s to the Borrower’s senior unsecured long-term debt (or, in the event that S&P or Moody’s has not issued a rating for the Borrower’s senior unsecured long-term debt, the issuer or corporate rating (as such rating is designated by S&P or Moody’s) assigned by such rating agency to the Borrower):

S&P Rating/Moody’s Rating	Senior Debt Rating Level
BBB+ or higher or Baa1 or higher	1
Below Level 1 but at least BBB or Baa2	2
Below Level 2 but at least BBB- or Baa3	3
Below Level 3 but at least BB+ or Ba1	4
Below BB+ and Ba1 or unrated	5

Notwithstanding the foregoing, (i) if the ratings described above differ by one level or “notch”, the Senior Debt Rating Level will be deemed to be the Senior Debt Rating Level that corresponds to the rating level that is the higher of the two ratings described above, and (ii) if the ratings described above differ by more than one level or “notch”, the Senior Debt Rating Level will be deemed to be the Senior Debt Rating Level that corresponds to the rating level that is one level or “notch” below the higher of the two ratings described above.
“SERI” means System Energy Resources, Inc., an Arkansas corporation, or its successors and permitted assigns.
“Significant Subsidiary” means (i) Entergy Arkansas, Entergy Gulf States, Entergy Louisiana, Entergy Mississippi, Entergy Texas and SERI; provided, however, that after the completion of the Business Combination, (A) neither Entergy Gulf States nor Entergy Louisiana shall be considered a Significant Subsidiary, unless such Subsidiary would otherwise constitute a Significant Subsidiary under clause (ii) of this definition, and (B) each “Resulting Borrower”, if applicable, and the “Sole Borrower” (each as defined in the Amended and Restated Credit Agreement, dated as of the Restatement Effective Date, among Entergy Gulf States and Entergy Louisiana, as the borrowers, Citibank, as administrative agent, and the other parties thereto) shall be considered Significant Subsidiaries; and (ii) any other Domestic Regulated Utility Subsidiary of the Borrower: (A) the total assets (after intercompany eliminations) of which exceed 5% of the total assets of the Borrower and its Subsidiaries or (B) the net worth of which exceeds 5% of the Consolidated Net Worth of the Borrower and its Subsidiaries, in each case as shown on the most recent audited consolidated balance sheet of the Borrower and its Subsidiaries. In no event shall “Significant Subsidiary” include any Domestic Regulated Utility Subsidiary that, as of December 31, 2014, (1) had total assets (after intercompany eliminations) that were 5% or less of the total assets of the Borrower and its Subsidiaries as of such date or (2) had a net worth that was 5% or less of the Consolidated Net Worth of the Borrower and its Subsidiaries as of such date.
“SPC” has the meaning specified in Section 8.07(g).
“Specified Date” has the meaning specified in Section 2.18(b).
“Stock Disposition” means, with respect to any Person, the issuance, sale, lease, transfer, conveyance or other disposition of (whether in one transaction or in a series of transactions) any Common Equity (or stock or other instruments convertible into Common Equity) of such Person.
“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such a Person, or one or more Subsidiaries, or by such Person and one or more of its Subsidiaries.
“Support Obligations” means any financial obligation, contingent or otherwise, of any Person guaranteeing or otherwise supporting any Debt of any other Person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Debt, (iv) to provide equity capital under or in respect of equity subscription arrangements so as to assure any Person with respect to the payment of such Debt, or (v) to provide financial support for the performance of, or to arrange for the performance of, any non-funded debt payment obligations of the primary obligor of such Debt.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Termination Date” means the earlier to occur of (i) August 14, 2020, or, as to any Lender, such later date that may be established for such Lender pursuant to Section 2.18, and (ii) date of termination in whole of the Commitments and each LC Issuing Bank’s obligation to issue Letters of Credit pursuant to Section 2.05 or Section 6.02 hereof; provided that, if such earlier date is not a Business Day, the Termination Date means the Business Day next preceding such earlier date.
“Trust Indenture Act” has the meaning specified in Section 7.08.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 2.15(g)(ii)(B)(3).
“UCP” has the meaning specified in Section 2.03(j).
“Withholding Agent” means the Borrower and the Administrative Agent.
Section 1.02. Computation of Time Periods.
In this Agreement and any other Loan Document, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
Section 1.03. Accounting Terms and Principles.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. It is agreed that for purposes of determining compliance with the financial covenant contained in Section 5.02(b) hereof, leases and power purchase agreements shall be treated on the basis of GAAP and the application thereof as in effect on the Restatement Effective Date. If changes in GAAP or the application thereof used in the preparation of any financial statement of the Borrower affect compliance with the financial covenant contained in Section 5.02(b) hereof, the Borrower, the Administrative Agent and the Lenders agree to negotiate in good faith such modifications as are necessary to reflect such changes in GAAP and, until such provisions are modified, determinations of compliance with the financial covenant contained in Section 5.02(b) hereof shall be made on the basis of GAAP and the application thereof as in effect and applied immediately before such change became effective, and all financial statements shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such changes in GAAP.
ARTICLE II
AMOUNTS AND TERMS OF THE EXTENSIONS OF CREDIT

Section 2.01. The Commitments.
Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower and to participate in the reimbursement obligations of the Borrower in respect of Letters of

Credit from time to time on any Business Day during the period from the Restatement Effective Date until the Termination Date applicable to the Commitment of such Lender in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name on Schedule II hereto or, if such Lender has entered into any Assignment and Assumption, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.05(a) or increased pursuant to Section 2.05(c) (such Lender’s “Commitment”). Each Borrowing shall be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type and, in the case of Eurodollar Rate Advances, having the same Interest Period made or Converted on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.11 and reborrow under this Section 2.01; provided, however, that at no time may the Outstanding Credits exceed the aggregate amount of the Commitments.
Section 2.02. Making the Advances.
(a)Each Borrowing shall be made on notice, given (i) in the case of a Borrowing comprising Eurodollar Rate Advances, not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing, and (ii) in the case of a Borrowing comprising Base Rate Advances, not later than 11:00 A.M. (New York City time) on the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be transmitted by facsimile in substantially the form of Exhibit A-1 hereto, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances to be made in connection with such Borrowing, (C) aggregate amount of such Borrowing, (D) wire instructions of the Borrower, and (E) in the case of a Borrowing comprising Eurodollar Rate Advances, initial Interest Period for such Advances. Each Lender shall, before (x) 12:00 noon (New York City time) on the date of any Borrowing comprising Eurodollar Rate Advances, and (y) 1:00 P.M. (New York City time) on the date of any Borrowing comprising Base Rate Advances, make available for the account of its Applicable Lending Office to the Administrative Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower in such manner as the Borrower shall have specified in the applicable Notice of Borrowing.
(b)Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Notice of Borrowing requesting Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(c)Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower (following the Administrative Agent’s demand on such Lender for the corresponding amount) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds

Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.
(d)The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
Section 2.03. Letters of Credit.
(e)Subject to the satisfaction of the conditions precedent set forth in Sections 3.01 and 3.02 on the Restatement Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder. Subject to the terms and conditions hereof, each LC Issuing Bank agrees to issue Letters of Credit from time to time for the account of the Borrower (or to extend the stated maturity thereof or to amend or otherwise modify the terms thereof), in an aggregate stated amount not exceeding such LC Issuing Bank’s Fronting Commitment, up to a maximum aggregate stated amount for all Letters of Credit at any one time outstanding equal to the LC Commitment Amount, on not less than two Business Days’ prior notice thereof by delivery of a Request for Issuance to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the applicable LC Issuing Bank. Each Request for Issuance shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, amendment or other modification) and the stated expiry date thereof (which shall be no later than five Business Days prior to the then-scheduled Termination Date of the Lender that is, or is an Affiliate of, such LC Issuing Bank), (ii) the proposed stated amount of such Letter of Credit (which shall not be less than $100,000), (iii) the name and address of the beneficiary of such Letter of Credit and (iv) a statement of drawing conditions applicable to such Letter of Credit, and if such Request for Issuance relates to an amendment or other modification (other than an extension of the stated maturity thereof) of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than one day prior to the proposed date of issuance (or effectiveness) specified therein. Not later than 12:00 noon (New York City time) on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the applicable LC Issuing Bank shall issue (or extend, amend or otherwise modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent, which shall promptly furnish copies thereof to the Lenders. Upon each issuance of a Letter of Credit by any LC Issuing Bank, each Lender shall be deemed, and hereby irrevocably and unconditionally agrees, to purchase from such LC Issuing Bank without recourse a participation in such Letter of Credit equal to such Lender’s Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Letter of Credit shall utilize the Commitment of each Lender by an amount equal to the amount of such participation.
(f)No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, (i) the Outstanding Credits would exceed the total Commitments then scheduled to be in effect until the Termination Date, (ii) that portion of the LC Outstandings arising from Letters of Credit issued by an LC Issuing Bank would exceed the amount of such Issuing Bank’s Fronting Commitment or (iii) the LC Outstandings would exceed the LC Commitment Amount. No LC Issuing Bank shall extend, amend or otherwise modify any Letter of Credit if such LC Issuing Bank would not be permitted at such time to issue the Letter of Credit in its modified form under the terms hereof. No LC Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with any applicable law.
(g)The Borrower hereby agrees to pay to the Administrative Agent for the account of the applicable LC Issuing Bank and each Lender that has funded its participation in the reimbursement obligations of the Borrower pursuant to subsection (d) below, on demand, without presentment, protest or other formalities of any kind, made by the applicable LC Issuing Bank to the Borrower, on and after each date on which the applicable LC Issuing Bank shall pay any amount under any Letter of Credit issued by such LC Issuing Bank, a sum equal to the amount so paid (the “Reimbursement Amount”) plus interest on the

Reimbursement Amount from the date so paid by such LC Issuing Bank until repayment to such LC Issuing Bank in full at a fluctuating interest rate per annum equal to the interest rate applicable to Base Rate Advances plus, if any amount paid by such LC Issuing Bank under a Letter of Credit is not reimbursed by the Borrower within three Business Days, 2%. The Borrower may satisfy its obligation hereunder to repay the Reimbursement Amount by requesting a Borrowing under Section 2.02 in the amount of such Reimbursement Amount, and the proceeds of such Borrowing may be applied to satisfy the Borrower’s obligations to the applicable LC Issuing Bank or the Lenders, as the case may be.
(h)If any LC Issuing Bank shall not have been reimbursed in full for any payment made by such LC Issuing Bank under a Letter of Credit issued by such LC Issuing Bank on the date of such payment, such LC Issuing Bank shall give the Administrative Agent and each Lender prompt notice thereof (an “LC Payment Notice”) no later than 12:00 noon (New York City time) on the Business Day immediately succeeding the date of such payment by such LC Issuing Bank. Each Lender shall be obligated to fund the participation that such Lender purchased pursuant to Section 2.03(a) by paying to the Administrative Agent for the account of the applicable LC Issuing Bank an amount equal to such Lender’s Percentage of such unreimbursed amount paid by such LC Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of the payment by the applicable LC Issuing Bank to the date of payment to such LC Issuing Bank by such Lender. Each such payment by a Lender shall be made not later than 3:00 P.M. (New York City time) on the later to occur of (i) the Business Day immediately following the date of such payment by the applicable LC Issuing Bank and (ii) the Business Day on which such Lender shall have received an LC Payment Notice from the applicable LC Issuing Bank. Each Lender’s obligation to make each such payment to the Administrative Agent for the account of any LC Issuing Bank shall be several and shall not be affected by the occurrence or continuance of an Event of Default or the failure of any other Lender to make any payment under this Section 2.03(d). Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(i)The failure of any Lender to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (d) above shall not relieve any other Lender of its obligation to make payment, but no Lender shall be responsible for the failure of any other Lender. If any Lender (a “Non‑Performing Lender”) shall fail to make any payment to the Administrative Agent for the account of any LC Issuing Bank in accordance with subsection (d) above within five Business Days after the LC Payment Notice relating thereto, then, such Non-Performing Lender agrees to pay to the Administrative Agent for the account of the applicable LC Issuing Bank forthwith on demand such amount, together with interest thereon for each day from the date such Lender would have funded its participation had it complied with the requirements of subsection (d) above until the date such amount is paid to the Administrative Agent at the Federal Funds Rate.
(j)The payment obligations of each Lender under Sections 2.03(d) and 2.03(e) and of the Borrower under this Agreement in respect of any payment under any Letter of Credit by any LC Issuing Bank shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:
(i)any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto or to such Letter of Credit;
(ii)any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;
(iii)the existence of any claim, set‑off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the applicable LC Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby, thereby or by such Letter of Credit, or any unrelated transaction;

(iv)any statement or any other document presented under such Letter of Credit reasonably proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)payment in good faith by the applicable LC Issuing Bank under the Letter of Credit issued by such LC Issuing Bank against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or
(vi)any other act or omission to act or delay of any kind by any Lender (including the LC Issuing Banks), the Administrative Agent or any other Person or any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection (vi), constitute a legal or equitable discharge of or defense to the Borrower’s or the Lenders’ obligations hereunder.
(k)The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the LC Issuing Banks, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Issuing Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit. Notwithstanding any provision to the contrary contained in this Agreement, the Borrower and each Lender shall have the right to bring suit against any LC Issuing Bank, and such LC Issuing Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such LC Issuing Bank’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment), including, in the case of the Borrower, such LC Issuing Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) that strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each LC Issuing Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Issuing Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such LC Issuing Bank. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any LC Issuing Bank’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final, non-appealable judgment).
(l)The Borrower acknowledges that the rights and obligations of the LC Issuing Banks under each Letter of Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between the LC Issuing Banks and the Borrower and between the Borrower and the beneficiary of such Letter of Credit. The LC Issuing Banks shall have no duty to notify the Borrower of its receipt of a demand or a draft, certificate or other document presented under a Letter of Credit or of its decision to honor such demand. The LC Issuing Banks may, without incurring any liability to the Borrower or impairing its entitlement to reimbursement under this Agreement, honor a demand under a Letter of Credit despite notice from the Borrower of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of such Letter of Credit or any other person. The LC Issuing Banks shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Letter of Credit. The LC Issuing Banks shall have no duty to seek any waiver of discrepancies from the Borrower, nor any duty to grant any waiver of discrepancies that the Borrower approves or requests. The LC Issuing Banks shall have no duty to extend the expiration date or term of a

Letter of Credit or to issue a replacement letter of Letter of Credit on or before the expiration date of a Letter of Credit or the end of such term.
(m)Any LC Issuing Bank may resign at any time in accordance with the provisions of Section 7.07 hereof.
(n)The Borrower agrees that the LC Issuing Banks may issue Letters of Credit subject to the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (2007 Revision) or, at an LC Issuing Bank’s option, such later revision thereof in effect at the time of issuance of such Letter of Credit (as so chosen for the Credit, the “UCP”) or the International Standby Practices 1998, ICC Publication No. 590 or, at an LC Issuing Bank’s option, such later revision thereof in effect at the time of issuance of the Credit (as so chosen for such Letter of Credit, the “ISP”, and each of the UCP and the ISP, an “ICC Rule”). The LC Issuing Banks’ privileges, rights and remedies under such ICC Rules shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein. The UCP and the ISP (or such later revision of either) shall serve, in the absence of proof to the contrary, as evidence of general banking usage with respect to the subject matter thereof. The Borrower agrees that for matters not addressed by the chosen ICC Rule, such Letter of Credit shall be subject to and governed by the laws of the State of New York and applicable United States Federal laws. If, at the Borrower’s request, a Letter of Credit expressly chooses a state or country law other than New York State law and United States Federal law or is silent with respect to the choice of an ICC Rule or a governing law, the LC Issuing Banks shall not be liable for any payment, cost, expense or loss resulting from any action or inaction taken by an LC Issuing Bank if such action or inaction is or would be justified under an ICC Rule, New York law, applicable United States Federal law or the law governing such Letter of Credit.
Section 2.04. Fees.
(o)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) on the average daily unused amount of such Lender’s Commitment from the Restatement Effective Date in the case of each Bank, and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender, in the case of each other Lender, until the earlier to occur of the Termination Date applicable to the Commitment of such Lender and, in the case of the termination in whole of a Lender’s Commitment pursuant to Section 2.05, the date of such termination, payable on the last day of each March, June, September and December during such period, and on the Termination Date applicable to the Commitment of such Lender at the rate per annum set forth below in the column identified by the Senior Debt Rating Level:

Senior Debt Rating Level	Level 1	Level 2	Level 3	Level 4	Level 5
Rate Per Annum
Commitment Fee	0.175%	0.225%	0.275%	0.350%	0.500%

Any change in the Commitment Fee will be effective as of the date on which S&P or Moody’s, as the case may be, announces the applicable change in any rating that results in a change in the Senior Debt Rating Level.
(p)The Borrower shall pay to the Administrative Agent for the account of each Lender a fee (the “LC Fee”) on the average daily amount of the sum of the undrawn stated amounts of all Letters of Credit outstanding on each such day, from the Restatement Effective Date in the case of each Bank, and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender, in the case of each other Lender, until the later to occur of the Termination Date applicable to the Commitment of such Lender and the date on which no Letters of Credit are outstanding, payable on the last day of each March, June, September and December during such period and such later date, at a rate equal at all times to the Applicable Margin in effect from time to time for Eurodollar Rate Advances. In addition, the Borrower shall pay to the LC Issuing Banks such fees for the issuance and maintenance of Letters of Credit and for drawings thereunder as may be separately agreed between the Borrower and the LC Issuing Banks.
(q)The Borrower agrees to pay to each LC Issuing Bank that issues any Letter of Credit, a fronting fee in the amount separately agreed by the Borrower and such LC Issuing Bank (a “Fronting Fee”) and such other charges with respect to such Letter of Credit as are agreed upon with such LC Issuing Bank and as are customary.
(r)The Borrower agrees to pay the other fees payable by it in such amounts and on such terms as set forth in the Fee Letters.
Section 2.05. Adjustment of the Commitments.
(s)The Borrower shall have the right, without premium or penalty, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple thereof; provided, further, that the Commitments may not be reduced to an amount that is less than the aggregate stated amount of outstanding Letters of Credit. Subject to the foregoing, (i) any reduction of the Commitments to an amount that is less than $1,750,000,000 shall also result in a reduction of the LC Commitment Amount to the extent of such deficit, and (ii) if after giving effect to any reduction of the LC Commitment Amount pursuant to the preceding clause (i), any Fronting Commitment exceeds the LC Commitment Amount, such Fronting Commitment shall be automatically reduced by the amount of such excess. Once terminated, a Commitment may not be reinstated except as provided in Section 2.05(c).
(t)The Borrower may terminate in whole the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.19(b)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any LC Issuing Bank or any Lender may have against such Defaulting Lender.
(u)(i)    On any date prior to the final Termination Date, but no more than once in each calendar quarter, the Borrower may increase the aggregate amount of the Commitments by minimum increments of $100,000,000 up to an aggregate amount not exceeding $500,000,000 for all such increases (any such increase, a “Commitment Increase”) by designating either (x) one or more of the existing Lenders or one or more Affiliates thereof (each of which, in its sole discretion, may determine whether and to what degree to participate in such Commitment Increase) or (y) one or more other financial institutions (in the case of each of clauses (x) and (y), acceptable to the Administrative Agent and the LC Issuing Banks) that at the time agree, in the case of any such financial institution that is an existing Lender, to increase its Commitment (an “Increasing Lender”) and, in the case of any other financial institution or an Affiliate of a Lender (an “Additional Lender”), to become a party to this Agreement and provide its applicable Commitment. The sum of the increases in the Commitments of the Increasing Lenders pursuant to this Section 2.05(c) plus the Commitments of the Additional Lenders upon giving effect to the Commitment Increase shall not in the aggregate exceed the amount of the Commitment Increase. The Borrower shall provide notice of any proposed Commitment Increase pursuant to this Section 2.05(c) to the Administrative Agent, which shall promptly provide a copy of such notice to the Lenders. If any Lender or Affiliate thereof designated by the Borrower pursuant to this Section 2.05(c) shall not have responded to the requested Commitment Increase on or prior to the date specified by the Administrative Agent, such Lender or Affiliate thereof shall be deemed to have declined to increase or offer to provide its applicable Commitment.
(i)Any Commitment Increase shall become effective upon (A) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to the Administrative Agent,

signed by the Borrower, each Increasing Lender and each Additional Lender, setting forth the new Commitments of each such Increasing Lender and setting forth the agreement of each such Additional Lender to become a party to this Agreement and provide its applicable Commitment, and to be bound by all the terms and provisions hereof binding upon each Lender, (B) the funding by each Increasing Lender and each Additional Lender of the Advance(s) to be made by each such Lender described in paragraph (iii) below, and (C) the receipt by the Administrative Agent of a certificate (the statements contained in which shall be true) of a duly authorized officer of the Borrower stating that both before and after giving effect to such Commitment Increase (1) no Event of Default or event that, with the giving of notice or passage of time or both, would be an Event of Default has occurred and is continuing or would result from such Commitment Increase and (2) all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (without duplication of materiality qualifications otherwise set forth in such representations and warranties) on and as of the date of such Commitment Increase, as though made on and as of such date, except for those made specifically as of another date, in which case such representations and warranties are true and correct as of such other date, and (D) the receipt by the Administrative Agent of (1) certified copies of the resolutions of the Board of Directors (or the equivalent authorization) of the Borrower authorizing such Commitment Increase and the performance of this Agreement on and after the Commitment Increase, and of all documents evidencing other necessary corporate or other organizational action and governmental and regulatory approvals with respect to this Agreement and such Commitment Increase, (2) an opinion of the counsel of the Borrower, as to such matters related to the foregoing as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request and (3) such other documents as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request.
(ii)Upon the effective date of any Commitment Increase, the Borrower shall prepay the outstanding Borrowings (if any) in full, and shall simultaneously make new Borrowings hereunder in an amount equal to such prepayment, so that, after giving effect thereto, the Advances are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase). Prepayments made under this paragraph (iii) shall not be subject to the notice requirements of Section 2.11, but shall be subject to Section 8.04(b).
(iii)Notwithstanding any provision contained herein to the contrary, from and after the date of any Commitment Increase and the making of any Advances on such date pursuant to paragraph (iii) above, all calculations and payments of the Commitment Fee and the LC Fee and of interest on the Advances shall take into account the actual Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

Section 2.06. Repayment of Advances.
(v)The Borrower shall repay the principal amount of each Advance made by each Lender on the Termination Date applicable to such Lender.
(w)If at any time the aggregate principal amount of Outstanding Credits exceed the Commitments, the Borrower shall pay or prepay so much of the Borrowings as shall be necessary in order that the Outstanding Credits will not exceed the Commitments.
Section 2.07. Interest on Advances.
The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:
(x)Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin for such Base Rate Advance in effect from time to time, payable quarterly on the last day of each March, June,

September and December, on the Termination Date applicable to such Lender and on each date such Base Rate Advance shall be Converted or paid in full.
(y)Eurodollar Rate Advances. Subject to Section 2.08, if such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Eurodollar Rate Advance in effect from time to time, payable on the last day of each Interest Period for such Eurodollar Rate Advance, on the Termination Date applicable to such Lender and on each date such Eurodollar Rate Advance shall be Converted or paid in full and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period.
Section 2.08. Additional Interest on Eurodollar Rate Advances.
The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the Borrower through the Administrative Agent, and such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.09. Interest Rate Determination.
(z)The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a) or 2.07(b).
(aa)If, with respect to any Eurodollar Rate Advances, (i) the Eurodollar Rate for any Interest Period for such Advances is not available or (ii) the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon
(i)each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and
(ii)the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.
Section 2.10. Conversion of Advances.
(ab)Voluntary. The Borrower may, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, on any Business Day, Convert all Advances of one Type made in connection with the same Borrowing into Advances of another Type; provided, however, that any Conversion of, or with respect to, any Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances, unless the Borrower shall also reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such Conversion. Each such notice of a Conversion (a “Notice of Conversion”) shall be transmitted by facsimile, in substantially the form of Exhibit A-2 hereto, specifying therein (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into, or with respect to, Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.
(ac)Mandatory. If the Borrower shall fail to select the Type of any Advance or the duration of any Interest Period for any Borrowing comprising Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and Section 2.10(a), or if any

proposed Conversion of a Borrowing that is to comprise Eurodollar Rate Advances upon Conversion shall not occur as a result of the circumstances described in subsection (c) below, or if an Event of Default has occurred and is continuing and Eurodollar Rate Advances are outstanding, the Administrative Agent will forthwith so notify the Borrower and the Lenders, and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.
(ad)Failure to Convert. Each notice of Conversion given pursuant to subsection (a) above shall be irrevocable and binding on the Borrower. In the case of any Borrowing that is to comprise Eurodollar Rate Advances upon Conversion, the Borrower agrees to indemnify each Lender against any loss, cost or expense incurred by such Lender if, as a result of the failure of the Borrower to satisfy any condition to such Conversion (including, without limitation, the occurrence of any Event of Default, or any event that would constitute an Event of Default with notice or lapse of time or both), such Conversion does not occur. The Borrower’s obligations under this subsection (c) shall survive the repayment of all other amounts owing to the Lenders and the Administrative Agent under this Agreement and the termination of the Commitments.
(ae)No Event of Default. Notwithstanding any other provision of this Agreement to the contrary, the Borrower may not borrow Advances at the Eurodollar Rate or Convert Advances resulting in Eurodollar Rate Advances at any time an Event of Default has occurred and is continuing.
Section 2.11. Prepayments.
The Borrower may, upon notice received by the Administrative Agent prior to 11:00 A.M. (New York City time) on any Business Day, with respect to Base Rate Advances, and upon at least two Business Days’ notice to the Administrative Agent, with respect to Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances made as part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount not less than $1,000,000 or any integral multiple of $100,000 in excess thereof and (ii) in the case of any such prepayment of an Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b) on the date of such prepayment.
Section 2.12. Increased Costs.
(af)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage, in the case of Eurodollar Rate Advances) or any LC Issuing Bank;
(ii)subject any Credit Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any LC Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, converting to, continuing or maintaining any Advance or of maintaining its obligation to make any such Advance, or to increase the cost to such Lender, such LC Issuing Bank or such other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, LC Issuing Bank or other Credit Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, LC Issuing Bank or other Credit Party, the Borrower will pay to such Lender,

LC Issuing Bank or other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender, LC Issuing Bank or other Credit Party, as the case may be, for such additional costs incurred or reduction suffered.

(ag)Capital Requirements. If any Lender or LC Issuing Bank determines that any Change in Law affecting such Lender or LC Issuing Bank or any Applicable Lending Office of such Lender or such Lender’s or LC Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or LC Issuing Bank’s capital or on the capital of such Lender’s or LC Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any LC Issuing Bank, to a level below that which such Lender or LC Issuing Bank or such Lender’s or LC Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuing Bank’s policies and the policies of such Lender’s or LC Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or LC Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuing Bank or such Lender’s or LC Issuing Bank’s holding company for any such reduction suffered.
(ah)Certificates for Increased Costs. A certificate of a Lender or LC Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or LC Issuing Bank or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 2.12 and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or LC Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(ai)Delay in Requests. Failure or delay on the part of any Lender or LC Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or LC Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or LC Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or LC Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 2.13. Illegality.
Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that any Change in Law makes it unlawful, or any central bank or other Governmental Body asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Administrative Agent, Converts all Eurodollar Rate Advances of all Lenders then outstanding into Advances of another Type in accordance with Section 2.10.
Section 2.14. Payments and Computations.
(aj)The Borrower shall make each payment hereunder not later than 12:00 noon (New York City time) on the day when due in United States dollars to the Administrative Agent without defense, setoff or counterclaim at the Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Commitment Fees ratably

(other than amounts payable pursuant to Section 2.02(c), 2.04, 2.08, 2.12, 2.15, 2.18 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or LC Issuing Bank to such Lender for the account of its Applicable Lending Office or to any LC Issuing Bank, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
(ak)The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time to the extent permitted by law against any or all of the Borrower’s accounts with such Lender any amount so due.
(al)All computations of interest based on clause (i) of the definition of “Base Rate” shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or clause (ii) or (iii) of the definition of “Base Rate” and of the Commitment Fee and the LC Fee shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.08 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Fee or LC Fee is payable. Each determination by the Administrative Agent (or, in the case of Section 2.08, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(am)Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, Commitment Fee or LC Fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
(an)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
(ao)Notwithstanding anything to the contrary contained herein, any Advance or other amount payable by the Borrower hereunder that is not paid when due (whether at stated maturity, by acceleration or otherwise), and all Advances at any time an Event of Default shall have occurred and be continuing, shall (to the fullest extent permitted by law) bear interest from the date when due until paid in full at a rate per annum equal at all times, in the case of each Advance, to the applicable interest rate in effect from time to time for such Advance plus 2% per annum, and, in the case of other amounts, to the Base Rate plus the Applicable Margin for Base Rate Advances plus 2% per annum, payable in each case upon demand.
Section 2.15. Taxes.
(ap)Defined Terms. For purposes of this Section 2.15, the term “Lender” includes each LC Issuing Bank and the term “applicable law” includes FATCA.

(aq)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(ar)Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Body in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(as)Indemnification by the Borrower. The Borrower shall indemnify each Credit Party, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrower by such Credit Party (with a copy to the Administrative Agent, unless the Administrative Agent is such Credit Party), or by the Administrative Agent on its own behalf or on behalf of any other Credit Party, shall be conclusive absent manifest error.
(at)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection (e).
(au)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Body pursuant to this Section 2.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(av)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing,
(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or
(4)     to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(aw)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this subsection (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(ax)FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the Restatement Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Sections 1.1471-2(b)(2)(i) and 1.1471-2T(b)(2)(i).
(ay)Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.16. Sharing of Payments, Etc.
If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to the Fee Letters, Section 2.02(c), 2.08, 2.12, 2.15 or 8.04(b)) or, on account of the Borrower’s reimbursement obligations in respect of LC Outstandings in excess of its ratable share of payments on account of the Advances or on account of such reimbursement obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them and such reimbursement obligations as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (A) the amount of such Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (ii) the provisions of this Section 2.16 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in LC Outstandings to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.16 shall apply). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.
Section 2.17. Noteless Agreement; Evidence of Indebtedness.
(az)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(ba)The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, the Type thereof and the Interest Period (if any) with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(bb)The entries maintained in the accounts maintained pursuant to subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay such obligations in accordance with their terms.
(bc)Any Lender may request that its Advances be evidenced by one or more promissory notes. In such event, the Borrower shall prepare, execute and deliver to such Lender one or more promissory notes payable to such Lender and in a form acceptable to the Borrower and the Administrative Agent. Thereafter, the Advances evidenced by such note(s) and interest thereon shall at all times (including after any assignment pursuant to Section 8.07) be represented by notes from the Borrower, payable to the payee named therein or any assignee pursuant to Section 8.07, except to the extent that any such Lender or assignee subsequently returns any such notes for cancellation and requests that such Borrowings once again be evidenced as in subsections (a) and (b) above.
Section 2.18. Extension of Termination Date.
(bd)After the Restatement Effective Date, so long as no Event of Default has occurred and is continuing, the Borrower may, not earlier than 60 days prior to any anniversary of the Restatement Effective Date (the “Anniversary Date”) but not later than 30 days prior to such Anniversary Date (the date of delivery of any such notice being the “Borrower Extension Notice Date”), by delivering a written request to the Administrative Agent (such request being irrevocable), request that each Lender extend such Lender’s Termination Date for one year after the Termination Date then in effect for such Lender hereunder (the “Existing Termination Date”). The Administrative Agent shall, upon its receipt of such request, promptly notify each Lender thereof, and request that each Lender promptly advise the Administrative Agent of its approval or rejection of such request. The Borrower may exercise its right to request an extension of the Termination Date under this Section 2.18 on no more than two occasions during the term of this Agreement, and in no event more frequently than once during any twelve-month period.
(be)Upon receipt of such notification from the Administrative Agent, each Lender may (but shall not be required to), in its sole and absolute discretion, agree to extend the Termination Date with respect to its Commitment and any of its outstanding Advances for a period of one year, and shall (should it determine to do so), not earlier than 30 days prior to the applicable Anniversary Date and not later than the date that is 20 days prior to the applicable Anniversary Date (such later date, the “Lender Extension Notice Date”), notify the Administrative Agent in writing of its consent to such request (with each Lender that determines not to so extend its Existing Termination Date referred to herein as a “Nonconsenting Lender”). If any Lender shall not so notify the Administrative Agent by the Lender Extension Notice Date, such Lender shall be deemed to be a Nonconsenting Lender. The Administrative Agent shall thereupon notify the Borrower no later than 15 days prior to the applicable Anniversary Date, or, if such date is not a Business Day, on the next preceding Business Day (the “Specified Date”) as to each Lender’s determination under this Section.
(bf)If (and only if) the aggregate amount of the Commitments of the Lenders that have agreed to extend their Existing Termination Dates plus the aggregate additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Specified Date, then, effective as of the Extension Date, the Existing Termination Date of each Lender agreeing to an extension and of each Additional Commitment Lender shall be extended to the date that is one year after such Existing Termination Date, and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement. Notwithstanding the foregoing, the extension of a Lender’s Existing Termination Date pursuant to this Section shall be effective with respect to such Lender on the Extension Date only if the Administrative Agent shall have received the following, each dated such date and in form and substance satisfactory to the Administrative Agent: (i) a certificate of a duly authorized officer of the Borrower to the effect that as of such Extension Date (A) no event has occurred and is continuing, or would result from the extension of the Termination Date, that constitutes an Event of Default or would, with the giving of notice or the lapse of time, or both, constitute an Event of Default and (B) the representations and warranties contained in Section 4.01 are correct in all material respects (without duplication of materiality qualifications otherwise set forth in such representations and warranties) on and as of such Extension Date, before and after giving effect to such extension, as though made on and as of such date, except for those made specifically as of another date, in which case such representations and warranties shall be true and correct as of such other date, (ii) certified copies of the resolutions of the Board of Directors of the Borrower authorizing such extension and the performance of this Agreement on and after such Extension Date, and of all documents evidencing other necessary organizational action and governmental and regulatory approvals with respect to this Agreement and such extension of the Termination Date, (iii) an opinion of the counsel of the Borrower, as to such matters related to the foregoing as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request and (iv) such other documents as the Administrative Agent or the Lenders through the Administrative Agent may reasonably request.
(bg)The Borrower will have the right on or before the fifth Business Day after the Specified Date (the “Extension Date”) to substitute other financial institutions (each such Lender, an “Additional Commitment Lender”) reasonably acceptable to the Administrative Agent and the LC Issuing Banks for any Nonconsenting Lender (provided that the existing Lenders shall have the right to increase their Commitments ratably according to the amount of their Commitments relative to the other Commitments that are to be extended up to the amount of the Commitment of such Nonconsenting Lender before the Borrower shall be permitted to substitute any other financial institution for such Nonconsenting Lender) by causing any Nonconsenting Lender to assign its Commitment pursuant to Section 8.07 hereof, provided, however, that the parties to any such assignment shall not be required to pay the processing and recordation fee otherwise payable under Section 8.07(b), and provided, further that such Nonconsenting Lender shall, prior to the effectiveness of any such assignment, be paid in full all amounts due to it hereunder.
(bh)Upon the extension of the Termination Date in accordance with this Section 2.18, the Administrative Agent shall deliver to each Lender and LC Issuing Bank a revised Schedule II setting forth the Commitment of each Lender after giving effect to such extension, and such Schedule II shall replace the Schedule II in effect before the extension of the Termination Date.
(bi)Subject to subsection (c) above, the Commitment of any Nonconsenting Lender shall automatically terminate on its Existing Termination Date (without regard to any extension by any other Lender). On the date of any termination of a Nonconsenting Lender’s Commitment pursuant to this Section 2.18, the Borrower shall pay or prepay to such Nonconsenting Lender the aggregate outstanding principal amount of all Advances of such Lender with respect to such termination of its Commitment, together with accrued interest to the date of such prepayment on the principal amount prepaid and all other fees and other amounts due and payable to such Lender hereunder. In the case of any such prepayment of a Eurodollar Rate Advance, the Borrower shall be obligated to reimburse each such Lender in respect thereof pursuant to Section 8.04(b).
(bj)Each LC Issuing Bank may, in its sole discretion, elect not to serve in such capacity following any extension of the Termination Date; provided that (i) the Borrower and the Administrative Agent may appoint a replacement for any such resigning LC Issuing Bank, and (ii) the extension of the Termination Date may become effective without regard to whether such replacement is found.
Section 2.19. Defaulting Lenders.
(bk)Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Sections 2.04(a) and 2.04(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (i) to the extent that all or a portion of the LC Outstandings of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.19(b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Percentages, and (ii) to the extent that all or any portion of such LC Outstandings cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the LC Issuing Banks, as applicable (and the pro rata payment provisions of Section 2.16 will automatically be deemed adjusted to reflect the provisions of this Section).

(bl)If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any LC Outstandings held by such Defaulting Lender:
(i)The LC Outstandings held by such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Percentages; provided that (A)(x) the sum of each Non-Defaulting Lender’s Outstanding Credits (after giving effect to such reallocation) may not in any event exceed the Commitment of such Non-

Defaulting Lender as in effect at the time of such reallocation and (y) the sum of all Non-Defaulting Lender’s Outstanding Credits (after giving effect to such reallocation) may not in any event exceed the total Commitments of all Non-Defaulting Lenders as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any LC Issuing Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;
(ii)to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Outstandings cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than three Business Days after demand by the Administrative Agent (at the direction of an LC Issuing Bank), (A) Cash Collateralize the obligations of the Borrower to the LC Issuing Banks in respect of such LC Outstandings in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Outstandings, or (B) make other arrangements satisfactory to the Administrative Agent and to the LC Issuing Banks, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender; and
(iii)any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.19(f)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the LC Issuing Banks (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed amounts then due and payable under Letters of Credit to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(bm)In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each LC Issuing Bank is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.02(a) in such amounts and in such times as may be required to (i) reimburse amounts due and payable under Letters of Credit and/or (ii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit.
(bn)In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, no LC Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit in a manner that constitutes an Extension of Credit, unless such LC Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to such LC Issuing Bank.

(bo)If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit is at the time outstanding, any LC Issuing Bank may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.19(b)), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such LC Issuing Bank in respect of such Letter of Credit in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent and to such LC Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.
(bp)If the Borrower, the Administrative Agent and the LC Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.19(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Outstanding Credits held by the Lenders to be on a pro rata basis in accordance with their respective Percentages, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Outstanding Credits held by each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE III
CONDITIONS OF EXTENSIONS OF CREDIT
Section 3.01. Conditions Precedent to Effectiveness.
The effectiveness of this Agreement and the obligation of each Lender and each LC Issuing Bank to make its initial Extension of Credit hereunder on the Restatement Effective Date is subject to satisfaction of each the following conditions precedent on or before such date:
(bq)The Administrative Agent shall have received the following on or before the Restatement Effective Date, each dated such date (except for the Disclosure Documents), in form and substance satisfactory to the Administrative Agent and (except for the notes described in paragraph (i)) with one copy for each Lender and each LC Issuing Bank:
(i)(A) This Agreement, duly executed by each of the parties hereto, and (B) a promissory note payable to each Lender that requests one pursuant to Section 2.17, duly completed and executed by the Borrower;
(ii)Certified copies of the resolutions of the Board of Directors of the Borrower approving this Agreement, and of all documents evidencing other necessary corporate action with respect to this Agreement;
(iii)A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the organizational documents of the Borrower, in each case as in effect on the Restatement Effective Date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (if any) required for the due execution, delivery and performance by the Borrower of this Agreement;
(iv)Copies of all the Disclosure Documents (it being agreed that such Disclosure Documents will be deemed to have been delivered under this clause (iv) if such documents are publicly available on EDGAR or on the Borrower’s website no later than the third Business Day immediately preceding the Restatement Effective Date);
(v)A favorable opinion of counsel for the Borrower, acceptable to the Administrative Agent, substantially in the form of Exhibit C-1 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request;
(vi)A favorable opinion of special New York counsel for the Borrower, acceptable to the Administrative Agent, substantially in the form of Exhibit C-2 hereto and as to such other matters as any Lender through the Administrative Agent may reasonably request;
(vii)A favorable opinion of King & Spalding LLP, special New York counsel for the Administrative Agent, substantially in the form of Exhibit D hereto; and
(viii)All documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the Restatement Effective Date.
(br)The Administrative Agent shall have received a copy of an agreement among the Borrower, the Administrative Agent and each Departing Lender evidencing the termination of the “Commitment” (as defined in the Existing Credit Agreement) of such Departing Lender, and such Departing Lender shall have received payment in full of all “Advances” (as defined in the Existing Credit Agreement) of such Departing Lender outstanding as of the Restatement Effective Date, together with all interest accrued and unpaid thereon, any amounts owing in respect of such payment pursuant to Section 8.04(b) of the Existing Credit Agreement, all accrued and unpaid fees pursuant to Section 2.04 of the Existing Credit Agreement, and any other amounts then due and owing by the Borrower to such Departing Lender pursuant to the Existing Credit Agreement on the Restatement Effective Date.
(bs)The Borrower shall have paid to the Lenders all accrued and unpaid fees pursuant to Section 2.04 of the Existing Credit Agreement, and any other amounts then due and owing by the Borrower to the Lenders pursuant to the Existing Credit Agreement (other than the Advances and participation amounts that, pursuant to Section 8.18, are being reallocated and/or continuing to remain outstanding under this Agreement).
(bt)The Administrative Agent shall have received the fees payable pursuant to the Fee Letters.
Section 3.02. Conditions Precedent to Each Extension of Credit.
The obligation of each Lender to make an Advance on the occasion of each Borrowing and of each LC Issuing Bank to issue, amend, extend or renew a Letter of Credit, in each case, as part of an Extension of Credit shall be subject to the further conditions precedent that on the date of such Extension of Credit:
(bu)The Administrative Agent and the relevant LC Issuing Bank, if applicable, shall have received from the Borrower a notice requesting such Extension of Credit as required by Section 2.02 or 2.03, as applicable.
(bv)The following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Request for Issuance and the acceptance by the Borrower of any proceeds of a Borrowing or the issuance of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Extension of Credit such statements are true):
(i)The representations and warranties contained in Section 4.01 (excluding those contained in the last sentence of subsection (e) and in subsection (f) thereof) are true and correct on and as of the date of such Extension of Credit, before and after giving effect to such Extension of Credit and to the application of the proceeds therefrom, as though made on and as of such date; and

(ii)No event has occurred and is continuing, or would result from such Extension of Credit or from the application of the proceeds therefrom or the issuance or amendment of any Letter of Credit in connection therewith, that constitutes an Event of Default or would constitute an Event of Default with notice or lapse of time or both.
(bw)The Administrative Agent shall have received such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent, any LC Issuing Bank or any Lender may reasonably request through the Administrative Agent.
(bx)Each Letter of Credit shall be in form and substance acceptable to the LC Issuing Bank issuing such Letter of Credit.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01. Representations and Warranties of the Borrower.
The Borrower represents and warrants as follows:
(by)The Borrower is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) duly qualified to do business as a foreign organization in each jurisdiction in which the nature of the business conducted or the property owned, operated or leased by it requires such qualification, except where failure to so qualify would not materially adversely affect its business, condition (financial or otherwise), operations, properties or prospects.
(bz)The execution, delivery and performance by the Borrower of each Loan Document to which it is, or is to become, a party, are within the Borrower’s organizational powers, have been duly authorized by all necessary organizational action and do not contravene (i) the Borrower’s organizational documents, (ii) law applicable to the Borrower or its properties, or (iii) any contractual or legal restriction binding on or affecting the Borrower or its properties.
(ca)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement (including obtaining any Extensions of Credit under this Agreement) or any other Loan Document to which it is, or is to become, a party.
(cb)This Agreement and the other Loan Documents to which it is, or is to become, a party have been or will be (as the case may be) duly executed and delivered by it, and this Agreement is, and upon execution and delivery thereof each other Loan Document will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject, however, to any applicable bankruptcy, reorganization, rearrangement, moratorium or similar laws affecting generally the enforcement of creditors’ rights and remedies and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(cc)The consolidated financial statements of the Borrower and its Subsidiaries as of December 31, 2014 and for the year ended on such date, as set forth in the Borrower’s Annual Report on Form 10-K for the fiscal year ended on such date, as filed with the SEC, accompanied by an opinion of Deloitte & Touche LLP, and the consolidated financial statements of the Borrower and its Subsidiaries as of March 31, 2015 and June 30, 2015 and for the fiscal quarters ended on such dates, as set forth in the Borrower’s Quarterly Reports on Form 10-Q for the fiscal quarters ended on such dates, as filed with the SEC, copies of each of which have been furnished to each Bank, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, in accordance with GAAP, subject, in the case of such financial statements for the fiscal quarters ended March 31, 2015 and June 30, 2015, to year-end adjustments and the absence of detailed footnotes. Except as disclosed in the Disclosure Documents, since December 31, 2014, there has been no material adverse change in the financial condition or operations of the Borrower.

(cd)Except as disclosed in the Disclosure Documents, there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that could reasonably be expected to have a Material Adverse Effect. There has been no change in any matter disclosed in such filings that could reasonably be expected to result in such a Material Adverse Effect.
(ce)No event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
(cf)The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Extension of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. After applying the proceeds of each Extension of Credit, not more than 25% of the value of the assets of the Borrower and its Subsidiaries subject to the restrictions of Section 5.02(a), (c) or (d) will consist of or be represented by Margin Stock.
(cg)The Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(ch)Except as could not reasonably be expected to result in a Material Adverse Effect, no ERISA Termination Event has occurred, or is reasonably expected to occur, with respect to any ERISA Plan.
(ci)Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) with respect to each ERISA Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Banks, is complete and accurate and fairly presents the funding status of such ERISA Plan, and since the date of such Schedule B there has been no change in such funding status that could reasonably be expected to result in a Material Adverse Effect.
(cj)Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower has not incurred, and does not reasonably expect to incur, any withdrawal liability under ERISA to any Multiemployer Plan.
(ck)The reports, financial statements and other written information furnished by or on behalf of the Borrower to the Administrative Agent, any LC Issuing Bank or any Lender pursuant to or in connection with the Loan Documents and the transactions contemplated thereby, when considered in their totality together with the information set forth in the Borrower’s periodic reports filed as of any date of determination with the SEC under the Securities Exchange Act of 1934, as amended, do not contain and will not contain, when taken as a whole, any untrue statement of a material fact and do not omit and will not omit, when taken as a whole, to state any fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading in any material respect; provided that, with respect to projections and forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions and estimates believed to be reasonable at the time made and notes that whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are not within the control of the Borrower and actual results may vary from the projections and such variations may be material and, accordingly, the Borrower gives no representation and warranty that such projections and forward looking statements will be achieved.
(cl)The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary thereof or any of their respective officers or employees, or (b) to the knowledge of the Borrower, any director or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit or use of proceeds thereof or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE V
COVENANTS OF THE BORROWER
Section 5.01. Affirmative Covenants.
So long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment or any Letter of Credit shall remain outstanding hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:
(cm)Keep Books; Existence; Maintenance of Properties; Compliance with Laws; Insurance; Taxes; Inspection Rights.
(i)keep proper books of record and account, all in accordance with GAAP;
(ii)except as otherwise permitted by Section 5.02(c), preserve and keep in full force and effect its existence and preserve and keep in full force and effect its licenses, rights and franchises to the extent necessary to carry on its business; provided, however, that the Borrower may change its form of organization from a corporation to a limited liability company or from a limited liability company to a corporation if (A) such change shall not affect any obligations of the Borrower under the Loan Documents and (B) the Borrower shall deliver to the Administrative Agent (x) prompt notice of such change, (y) certified true and correct copies of the organizational documents of the Borrower after giving effect to such change and (z) all information requested by the Administrative Agent or any Lender in order to comply with its obligations under the Patriot Act referred to in Section 8.14;
(iii)maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements and improvements, in each case to the extent such properties are not obsolete and not necessary to carry on its business;
(iv)comply with all applicable laws, rules, regulations and orders, except to the extent that the failure to comply could not reasonably be expected to result in a Material Adverse Effect, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or its property, except to the extent being contested in good faith by appropriate proceedings, and compliance with ERISA and Environmental Laws;
(v)maintain insurance with responsible and reputable insurance companies or associations or through its own program of self-insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it operates and furnish to the Administrative Agent, within a reasonable time after written request therefor, such information as to the insurance carried as any Lender, through the Administrative Agent, may reasonably request;
(vi)pay and discharge its obligations and liabilities in the ordinary course of business, except to the extent that such obligations and liabilities are being contested in good faith by appropriate proceedings; and
(vii)from time to time upon reasonable notice, permit or arrange for the Administrative Agent, the LC Issuing Banks, the Lenders and their respective agents and representatives to inspect the records and books of account of the Borrower and its Subsidiaries during regular business hours.
(cn)Use of Proceeds. Use the proceeds of the Borrowings and the Letters of Credit for general corporate purposes including (i) financing, in part, investments by and capital expenditures of the Borrower and its Subsidiaries, (ii) subject to the terms and conditions of this Agreement, repurchases of Common Equity of the Borrower and/or investments in nonregulated and/or nonutility businesses and (iii) financing working capital requirements of the Borrower and its Subsidiaries.
(co)Reporting Requirements. Furnish to the Lenders:
(i)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, (A) consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and (B) consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by a duly authorized officer of the Borrower as having been prepared in accordance with GAAP;
(ii)as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing consolidated financial statements for such year certified without qualification by Deloitte & Touche LLP (or such other nationally recognized public accounting firm selected by the Borrower), and certified by a duly authorized officer of the Borrower as having been prepared in accordance with GAAP;
(iii)concurrently with the delivery of the financial statements specified in clauses (i) and (ii) above, a certificate of the chief financial officer, treasurer, assistant treasurer or controller of the Borrower, (A) stating that no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement setting forth details of such Event of Default, as the case may be, and the action that the Borrower has taken and proposes to take with respect thereto and (B) setting forth in a true and correct manner, the calculation of the ratio contemplated by Section 5.02(b) hereof, as of the date of the most recent financial statements accompanying such certificate, to show the Borrower’s compliance with or the status of the financial covenant contained in Section 5.02(b) hereof;
(iv)as soon as possible and in any event within five days after the Borrower has knowledge of the occurrence of each Event of Default and each event that, with the giving of notice or lapse of time or both, would constitute an Event of Default, continuing on the date of such statement, a statement of the duly authorized officer of the Borrower setting forth details of such Event of Default or event, as the case may be, and the actions that the Borrower has taken and proposes to take with respect thereto;
(v)as soon as possible and in any event within ten days after the Borrower knows or has reason to know that any litigation against, or any arbitration, administrative, governmental or regulatory proceeding involving, the Borrower or any of its Subsidiaries could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and its Subsidiaries on a consolidated basis, notice of such litigation describing in reasonable detail the facts and circumstances concerning such litigation and the Borrower’s or such Subsidiary’s proposed actions in connection therewith;
(vi)promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securities holders, and copies of all reports and registration statements which the Borrower files with the SEC or any national securities exchange pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended;
(vii)as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any ERISA Termination Event with respect to any ERISA Plan has occurred, a statement of a duly authorized officer of the Borrower describing such ERISA Termination Event and the action, if any, that the Borrower proposes to take with respect thereto;
(viii)promptly and in any event within ten Business Days after receipt thereof by the Borrower from the PBGC, copies of each notice received by the Borrower of the PBGC’s intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan;
(ix)promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each ERISA Plan;
(x)promptly and in any event within ten Business Days after receipt thereof by the Borrower from a Multiemployer Plan sponsor, a copy of each notice concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA;

(xi)promptly and in any event within five Business Days after S&P or Moody’s has changed any rating assigned to the Borrower’s senior unsecured long-term debt (or the Borrower’s issuer or corporate rating, as applicable), notice of such change;
(xii)subject to Sections 5.02(c) and 5.02(d), promptly and in any event within 30 days of any disposition, merger or consolidation that would result in a name change or significant change in the organizational structure of the Borrower, notice of such change; and
(xiii)such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Administrative Agent or any LC Issuing Bank or any Lender through the Administrative Agent may from time to time reasonably request.
The financial statements and reports described in paragraphs (i), (ii) and (vi) above will be deemed to have been delivered hereunder if such documents are publicly available on EDGAR or on the Borrower’s website no later than the date specified for delivery of the same under paragraph (i), (ii) or (vi), as applicable, above. If any financial statements or report described in (i) and (ii) above is due on a date that is not a Business Day, then such financial statements or report shall be delivered on the next succeeding Business Day.
(cp)Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 5.02. Negative Covenants.
So long as any amount payable by the Borrower hereunder shall remain unpaid or any Lender shall have any Commitment or any Letter of Credit shall remain outstanding hereunder, the Borrower will not, without the written consent of the Majority Lenders:
(cq)Liens, Etc. Create or suffer to exist any Lien upon or with respect to any of its properties (including, without limitation, any shares of any class of equity security of any of its Significant Subsidiaries), in each case to secure or provide for the payment of Debt, other than: (i) Liens in existence on the Restatement Effective Date; (ii) Liens for taxes, assessments or governmental charges or levies to the extent not past due, or which are being contested in good faith in appropriate proceedings diligently conducted and for which the Borrower has provided adequate reserves for the payment thereof in accordance with GAAP; (iii) pledges or deposits in the ordinary course of business to secure obligations under worker’s compensation laws or similar legislation; (iv) other pledges or deposits in the ordinary course of business (other than for borrowed monies) that, in the aggregate, are not material to the Borrower; (v) purchase money mortgages or other liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property; (vi) Liens imposed by law such as materialmen’s, mechanics’, carriers’, workers’ and repairmen’s Liens and other similar Liens arising in the ordinary course of business for sums not yet due or currently being contested in good faith by appropriate proceedings diligently conducted; (vii) attachment, judgment or other similar Liens arising in connection with court proceedings, provided that such Liens, in the aggregate, shall not exceed $50,000,000 at any one time outstanding; (viii) other Liens not otherwise referred to in the foregoing clauses (i) through (vii) above, provided that such Liens, in the aggregate, shall not secure obligations in excess of $100,000,000 at any one time; (ix) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Debt secured by any Lien referred in the foregoing clauses (i) through (vi) above, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or Debt that secured the Lien so extended, renewed or replaced (and any improvements on such property); and (x) Liens on rights or other property purported to be transferred to the issuer of Eligible Securitization Bonds or another entity to secure Eligible Securitization Bonds; provided, further, that no Lien permitted under the foregoing clauses (i) through (x) shall be placed upon any shares of any class of equity security of any Significant Subsidiary unless the obligations of the Borrower to the Lenders and the LC Issuing Banks hereunder are simultaneously and ratably secured by such Lien pursuant to documentation satisfactory to the Lenders.
(cr)Limitation on Debt. Permit the total principal amount of all Debt of the Borrower and its Subsidiaries, determined on a consolidated basis and without duplication of liability therefor, at any time to exceed 65% of Capitalization determined as of the last day of the most recently ended fiscal quarter of the Borrower; provided, however, that for purposes of this Section 5.02(b) (i) “Debt” and “Capitalization” shall not include (A) Hybrid Securities, (B) any Debt of any Subsidiary of the Borrower that is Non-Recourse Debt and (C) Eligible Securitization Bonds, and (ii) “Capitalization” shall exclude changes to other comprehensive income resulting from (x) pension and other post-retirement benefits liability adjustments and (y) mark-to-market non-cash adjustments relating to accounting for derivatives.
(cs)Mergers, Etc. Merge with or into or consolidate with or into any other Person, except that the Borrower may merge with any other Person, provided that, immediately after giving effect to any such merger, (i) the Borrower is the surviving Person or the merger is to effect a change in the Borrower’s form of organization permitted by the proviso in Section 5.01(a)(ii), (ii) no event shall have occurred and be continuing that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both, and (iii) the Borrower shall not be liable with respect to any Debt or allow its property to be subject to any Lien which would not be permissible with respect to it or its property under this Agreement on the date of such transaction.
(ct)Disposition of Assets. Cause a Stock Disposition with respect to any Significant Subsidiary, or permit any Significant Subsidiary to cause a Stock Disposition with respect to any other Person, unless (i) the Borrower shall continue to own directly or indirectly all of the Common Equity of each Significant Subsidiary; provided, however, that in the case of indirect ownership, Persons other than the Borrower may own Preferred Equity of intermediate Subsidiaries as long as no such Preferred Equity is convertible into Common Equity, or (ii) such Stock Disposition is pursuant, required or related to any regulatory authority and/or governing body, and within 180 days of such Stock Disposition, the Borrower applies (or causes such Significant Subsidiary to apply) all of the Net Available Cash from such Stock Disposition (1) to prepay, repay, purchase, repurchase, redeem, retire, defease or otherwise acquire for value Debt of the Borrower and/or Debt of one or more Domestic Regulated Utility Subsidiaries that remain a Subsidiary of the Borrower and/or (2) to reinvest in the business of one or more Domestic Regulated Utility Subsidiaries of the Borrower.
(cu)No Violation of Anti-Corruption Laws or Sanctions. Request any Borrowing or Letter of Credit, or use or permit any of its Subsidiaries or its or their respective directors, officers, employees and agents to use any Letter of Credit or the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES
Section 6.01. Events of Default.
Each of the following events shall constitute an “Event of Default” hereunder:
(cv)The Borrower shall fail to pay any principal of any Advance or any reimbursement obligation in respect of a Letter of Credit when the same becomes due and payable, or shall fail to pay interest thereon or any other amount payable under this Agreement within five Business Days after the same becomes due and payable; or
(cw)Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect or misleading in any material respect when made; or
(cx)The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.19(b)(ii)(A), 5.01(b) or 5.02 or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(cy)The Borrower shall fail to pay any principal of or premium or interest on any Debt of the Borrower that is outstanding in a principal amount in excess of $100,000,000 in the aggregate (but excluding Debt hereunder) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or
(cz)The occurrence of any event or the existence of any condition under any agreement or instrument relating to any Debt of a Significant Subsidiary that is outstanding in a principal amount in excess of $100,000,000 in the aggregate, which occurrence or event results in the declaration (after the applicable grace period, if any) of such Debt being due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or
(da)The Borrower or any Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Significant Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any Significant Subsidiary shall take any organizational action to authorize or to consent to any of the actions set forth above in this subsection (f); or
(db)Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive Business Days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(dc)(i)  An ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall fail to maintain the minimum funding standards required by Section 412 of the Code for any plan year or a waiver of such standard is sought or granted under Section 412(d) of the Code, or (ii) an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower is, shall have been or will be terminated or the subject of termination proceedings under ERISA, or (iii) the Borrower or any ERISA Affiliate of the Borrower has incurred or will incur a liability to or on account of an ERISA Plan under Section 4062, 4063 or 4064 of ERISA, or (iv) any ERISA Termination Event with respect to an ERISA Plan of the Borrower or any ERISA Affiliate of the Borrower shall have occurred, and in the case of any event described in clauses (i) through (iv), such event could reasonably be expected to result in a Material Adverse Effect; or
(dd)(i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 30% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (ii) commencing after the date of this Agreement, individuals who as of the date of this Agreement were directors shall have ceased for any reason to constitute a majority of the Board of Directors of the Borrower unless the Persons replacing such individuals were nominated by the stockholders or the Board of Directors of the Borrower in accordance with the Borrower’s organizational documents.
Section 6.02. Remedies.
If any Event of Default shall occur and be continuing, then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances and the obligation of each LC Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any Significant Subsidiary under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances and the obligation of each LC Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
Section 6.03. Cash Collateral Account.
Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Article VI shall affect (i) the obligation of any LC Issuing Bank to make any payment under any Letter of Credit in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that if an Event of Default has occurred and is continuing, the Administrative Agent shall at the request, or may with the consent, of the Majority Lenders, upon notice to the Borrower, require the Borrower to deposit with the Administrative Agent an amount in the cash collateral account (the “Cash Collateral Account”) described below equal to the LC Outstandings on such date. Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties. The Cash Collateral Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by Citibank for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Administrative Agent, in its sole discretion. The Borrower hereby grants to the Administrative Agent for the benefit of the LC Issuing Banks and the Lenders a Lien in and hereby assigns to the Administrative Agent for the benefit of LC Issuing Banks and the Lenders all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit. If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may apply the amounts then on deposit in the Cash Collateral Account, toward the payment in full of any of the LC Outstandings as and when such obligations shall become due and payable. Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Administrative Agent will repay and reassign to the Borrower any cash then in the Cash Collateral Account and the Lien of the Administrative Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

ARTICLE VII
THE AGENT
Section 7.01. Authorization and Action.
Each LC Issuing Bank and Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. The Administrative Agent agrees to give to each Lender and LC Issuing Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
Section 7.02. Administrative Agent’s Reliance, Etc.
Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other instrument or document furnished pursuant hereto; and (v) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile, e-mail, electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and signed or sent by the proper party or parties.
Section 7.03. Citibank and Affiliates.
With respect to its Commitment and the Advances made by it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 7.04. Lender Credit Decision.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
Section 7.05. Indemnification.
The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then outstanding to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent (in its capacity as such) under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower.
Section 7.06. Successor Administrative Agent.
(de)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States of America and a combined capital and surplus of at least $500,000,000; provided that, the consent of the Borrower shall not be required if an Event of Default, or an event that would constitute an Event of Default with notice or lapse of time or both, has occurred and is continuing. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the LC Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(df)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor; provided that, the consent of the Borrower shall not be required if an Event of Default, or an event that would constitute an Event of Default with notice or lapse of time or both, has occurred and is continuing. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(dg)    The Majority Lenders may at any time, to the extent permitted by applicable law, by notice in writing to the Borrower and to the Person serving as Administrative Agent remove such Person as Administrative Agent and, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor; provided that, the consent of the Borrower shall not be required if an Event of Default, or an event that would constitute an Event of Default with notice or lapse of time or both, has occurred and is continuing. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment by the Removal Effective Date, then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. On the Removal Effective Date, the Borrower shall pay in full all amounts due and payable to the removed Administrative Agent hereunder and under the other Loan Documents.
(dh)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each LC Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 7.07. Resignation of LC Issuing Banks.
Any LC Issuing Bank may resign at any time by notifying the Administrative Agent, the Lenders and the Borrower. Subject to the appointment and acceptance of a successor LC Issuing Bank as provided below, such retiring LC Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an LC Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit. Upon receipt by the Borrower of such notice of intent to resign, the Borrower and such retiring LC Issuing Bank may agree to replace or terminate the outstanding Letters of Credit issued by such LC Issuing Bank, and shall notify the Administrative Agent of any such replacement or termination. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor LC Issuing Bank acceptable to the Borrower. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring LC Issuing Bank gives notice of its resignation, then the retiring LC Issuing Bank may appoint a successor LC Issuing Bank, with an office in the United States of America and having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as LC Issuing Bank hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring LC Issuing Bank and the retiring LC Issuing Bank shall be discharged from its duties and obligations hereunder. After an LC Issuing Bank’s resignation hereunder, the provisions of Sections 2.12, 2.15 and 8.04 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as an LC Issuing Bank.

Section 7.08. Trust Indenture Act.
In the event that the Administrative Agent or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any of the Borrower’s obligations hereunder by or on behalf of Citibank in its capacity as Administrative Agent for the benefit of any Lender hereunder (other than Citibank or an Affiliate of Citibank) and that is applied in accordance with the terms hereof shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
ARTICLE VIII
MISCELLANEOUS
Section 8.01. Amendments, Etc.
No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01 or 3.02, (b) increase the Commitments of the Lenders (other than pursuant to Section 2.05(c)) or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest (or rate of interest) on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder (other than pursuant to Section 2.18), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or change the definition of “Majority Lenders” or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder, (f) change the provisions requiring pro rata sharing of payments under Section 2.14 or amend or waive Section 2.16 or (g) amend this Section 8.01; and provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the LC Issuing Banks in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the LC Issuing Banks under this Agreement, and provided further, that this Agreement may be amended and restated without the consent of any Lender, any LC Issuing Bank or the Administrative Agent if, upon giving effect to such amendment and restatement, such Lender, such LC Issuing Bank or the Administrative Agent, as the case may be, shall no longer be a party to this Agreement (as so amended and restated) or have any Commitment or other obligation hereunder or under any Letter of Credit and shall have been paid in full all amounts payable hereunder to such Lender, such LC Issuing Bank or the Administrative Agent, as the case may be.
Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder, and the Commitments and the outstanding Advances or other Extensions of Credit of such Lender hereunder will not be taken into account in determining whether the Majority Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Majority Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting

Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.
Section 8.02. notices, Etc.
(a)Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including via electronic communication pursuant to Section 8.11) and mailed, emailed, sent by facsimile or delivered, if to the Borrower, at its address at 639 Loyola Avenue, New Orleans, Louisiana 70113, Attention: Steven C. McNeal, Treasurer, Email: smcneal@entergy.com; if to any Bank or LC Issuing Bank, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender and if to the Administrative Agent, at its address at 1615 Brett Road, Ops III, New Castle, Delaware 19720, Attention: Ashley Morris (Telephone: 302-894-6150, Facsimile: 646-274-5080, Email: Ashley.Morris@citi.com (copy: glagentofficeops@citi.com); or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be deemed to have been given on the date of receipt (i) if mailed, sent by facsimile or delivered by hand or overnight courier service and received during the normal business hours of such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section and (ii) if emailed and received in accordance with Section 8.11. If such notices and communications are received after the normal business hours of such party, receipt shall be deemed to have been given upon the opening of the recipient’s next Business Day. Except as otherwise provided in Section 5.01(c), notices and other communications given by the Borrower to the Administrative Agent shall be deemed given to the Lenders.
(b)Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
Section 8.03. No Waiver; Remedies.
No failure on the part of any Lender, any LC Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 8.04. Costs and Expenses; Indemnification.
(a)The Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent and the LC Issuing Banks in connection with the preparation, execution, delivery, syndication administration, modification and amendment of this Agreement and the other Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and the LC Issuing Banks with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. Any invoices to the Borrower with respect to the aforementioned expenses shall describe such costs and expenses in reasonable detail. The Borrower further agrees to pay on demand all costs and expenses, if any (including, without limitation, counsel fees and expenses of outside counsel and of internal counsel), incurred by the Administrative Agent, the Lenders and the LC Issuing Banks in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of, and the protection of the rights of the Lenders under, this Agreement and the other Loan Documents, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 8.04(a).
(b)If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.05(c)(iii), 2.09(b), 2.10, 2.11 or 2.13, acceleration of the maturity of the Advances pursuant to Section 6.02, assignment to another Lender upon demand of the Borrower pursuant to Section 8.07(e) for any other reason, the Borrower shall, upon demand by any Lender or any LC Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender or such LC Issuing Bank any amounts required to compensate such Lender or such LC Issuing Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits upon such Lender’s or such LC Issuing Bank’s representation to the Borrower that it has made reasonable efforts to mitigate such loss), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Any Lender making a demand pursuant to this Section 8.04(b) shall provide the Borrower with a written certification of the amounts required to be paid to such Lender, showing in reasonable detail the basis for the Lender’s determination of such amounts; provided, however, that no Lender shall be required to disclose any confidential or proprietary information in any certification provided pursuant hereto, and the failure of any Lender to provide such certification shall not affect the obligations of the Borrower hereunder.
(c)The Borrower hereby agrees to indemnify and hold each Lender, each LC Issuing Bank, the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Indemnified Person”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney’s fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding) that any of them may incur or which may be claimed against any of them by any Person or entity by reason of or in connection with the execution, delivery or performance of this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, or the use by the Borrower or any of its Subsidiaries of the proceeds of any Advance or the use by the Borrower or any beneficiary of any Letter of Credit of such Letter of Credit, AND THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNIFIED PERSON, except that no Indemnified Person shall be entitled to any indemnification hereunder to the extent that such claims, damages, losses, liabilities, costs or expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. The Borrower’s obligations under this Section 8.04(c) shall survive the repayment of all amounts owing to the Lenders, the LC Issuing Banks, and the Administrative Agent under this Agreement and the termination of the Commitments. If and to the extent that the obligations of the Borrower under this Section 8.04(c) are unenforceable for any reason, the Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law. The Borrower also agrees not to assert, and hereby waives, any claim against any Lender, any LC Issuing Bank, any of such Lender’s or such LC Issuing Bank’s affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any other Loan Document, any of the transactions contemplated herein or therein or the actual or proposed use of the proceeds of the Advances or the use by the Borrower or any beneficiary of any Letter of Credit of such Letter of Credit. No Indemnified Person referred to in this subsection (c) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
Section 8.05. Right of Set-off.
Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender and each LC Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such LC Issuing Bank, as applicable, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether or not such Lender or such LC Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19(b)(iii) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the LC Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each LC Issuing Bank agrees promptly to notify the Borrower after any such set-off and application made by such Lender or such LC Issuing Bank, as applicable, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each LC Issuing Bank under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or such LC Issuing Bank may have.
Section 8.06. Binding Effect.
This Agreement shall become effective when it shall have been executed by the Borrower, the Lenders and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, each LC Issuing Bank and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign or delegate any rights hereunder (or any interest herein) or duties or obligations under this Agreement or any other Loan Document without the prior written consent of the Administrative Agent and all the Lenders.
Section 8.07. Assignments and Participations.
(a)Successors and Assigns by Lenders Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consent of each LC Issuing Bank shall be required for any assignment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender, any Potential Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender, a Potential Defaulting Lender or any of their respective Subsidiaries.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each LC Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.15 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Each Lender may at any time sell participations to one or more banks, financial institutions or other entities (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the maker of any such Advance for all purposes of this Agreement and (iv) the Borrower, the Administrative Agent, the LC Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the provision in Section 8.01 relating to amendments, waivers or consents requiring unanimous consent of the Lenders that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under Sections 2.12 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, advances, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, advance, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Mitigation Obligations; Replacement of Lenders.
(i)Designation of a Different Applicable Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 2.15, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(ii)Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Body for the account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 8.07(e)(i), or if any Lender is a Defaulting Lender or a Potential Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 8.07(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.15) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(A)no event has occurred and is continuing that constitutes an Event of Default or that would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

(B)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 8.07(b);
(C)such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in LC Outstandings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.04(b)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(D)in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and
(E)such assignment does not conflict with applicable law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(f)Certain Pledges. Anything in this Section 8.07 to the contrary notwithstanding, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender identified as such in writing from time to time by the Granting Lender to the Administrative Agent, the LC Issuing Banks and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any such SPC to make any Advance, (ii) if such SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof and (iii) no SPC or Granting Lender shall be entitled to receive any greater amount pursuant to Section 2.12 or 8.04(b) than the Granting Lender would have been entitled to receive had the Granting Lender not otherwise granted such SPC the option to provide any Advance to the Borrower. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would otherwise be liable so long as, and to the extent that, the related Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against or join any other person in instituting against such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding the foregoing, the Granting Lender unconditionally agrees to indemnify the Borrower, the LC Issuing Banks, the Administrative Agent and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, the LC Issuing Banks, the Administrative Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its SPC. Each party hereto hereby acknowledges and agrees that no SPC shall have the rights of a Lender hereunder, such rights being retained by the applicable Granting Lender. Accordingly, and without limiting the foregoing, each party hereby further acknowledges and agrees that no SPC shall have any voting rights hereunder and that the voting rights attributable to any Advance made by an SPC shall be exercised only by the relevant Granting Lender and that each Granting Lender shall serve as the administrative agent and attorney-in-fact for its SPC and shall on behalf of its SPC receive any and all payments made for the benefit of such SPC and take all actions hereunder to the extent, if any, such SPC shall have any rights hereunder. In addition, notwithstanding anything to the contrary contained in this Agreement any SPC may (i) with notice to, but without the prior written consent of any other party hereto, assign all or a portion of its interest in any Advances to the Granting Lender and (ii) disclose on a confidential basis any information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 8.07(g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.
Section 8.08. Governing Law.
THIS AGREEMENT AND ANY NOTE ISSUED PURSUANT TO SECTION 2.17 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
Section 8.09. Consent to Jurisdiction; Waiver of Jury Trial.
(a)To the fullest extent permitted by law, the Borrower hereby irrevocably (i) submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City, Borough of Manhattan, and any appellate court from any thereof in any action or proceeding arising out of or relating to this Agreement, any other Loan Document or any Letter of Credit, and (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York State court or in such Federal court. The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower also irrevocably consents, to the fullest extent permitted by law, to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to the Borrower at its address specified in Section 8.02. The Borrower agrees, to the fullest extent permitted by law, that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(b)THE BORROWER, EACH LC ISSUING BANK, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, ANY LETTER OF CREDIT, OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
Section 8.10. Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 8.11. Electronic Communications.
(a)The Borrower hereby agrees that, to the extent the Borrower is so able, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent. To the extent Borrower is unable to deliver any portion of the Communications in an electronic/soft medium form, the Borrower shall promptly deliver hard copies of such Communications to the Administrative Agent.
(b)The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the LC Issuing Banks by posting the Communications on DebtDomain, the Internet or another similar electronic system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
(c)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY LC ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE PLATFORM OR OTHERWISE THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(d)The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Lender and each LC Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender or such LC Issuing Bank for purposes of this Agreement. Each Lender and each LC Issuing Bank agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s or such LC

Issuing Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
(e)Nothing herein shall prejudice the right of the Administrative Agent, any LC Issuing Bank or any Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.
Section 8.12. Severability.
Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 8.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or any LC Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 8.13. Headings.
Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 8.14. USA PATRIOT Act Notice.
Each Lender that is subject to the Patriot Act, each LC Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower pursuant to the requirements of the Patriot Act that it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, such LC Issuing Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent, any LC Issuing Bank or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 8.15. Confidentiality.
Each of the Administrative Agent, each Lender and each LC Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives on a “need to know” basis (it being understood that the Persons to which such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 8.15, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (C) any rating agency, (D) the CUSIP Service Bureau or any similar organization or (E) any credit insurance provider relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 8.15 or (y) becomes available to the Administrative Agent, any Lender, the LC Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Lenders and the LC Issuing Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Lenders and the LC Issuing Banks in connection with the administration of this Agreement, the other Loan Documents and the Commitments.
For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 8.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 8.16. Entire Agreement.
This Agreement, the Fee Letters and the Notes issued hereunder constitute the entire agreement among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement, except (i) as expressly agreed in any such previous agreement and (ii) for the Fee Letters. Except as is expressly provided for herein, nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 8.17. No Fiduciary Duty.
The Credit Parties and their respective Affiliates (collectively, solely for purposes of this Section, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its securities holders and/or their Affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and the Borrower, its securities holders or its Affiliates, on the other hand. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, its securities holders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise the Borrower, its securities holders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents, and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, securities holders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 8.18. New Lenders and Reallocations.
(a)Each of the Lenders party hereto that were not “Lenders” under the Existing Credit Agreement (each an “New Lender”, and collectively, the “New Lenders”) hereby extends to the Borrower, upon the effectiveness of this Agreement on the Restatement Effective Date, such New Lender’s Commitment in the amount designated for such New Lender as set forth on Schedule II attached hereto, such Commitment being made on a several, and not joint and several, basis and subject to the terms and conditions set forth in this Agreement. Each New Lender agrees that, upon the effectiveness of this Agreement on the Restatement Effective Date, such New Lender will be a Lender for all purposes of this Agreement and the other Loan Documents, and such New Lender will promptly perform in accordance with the terms thereof all obligations and requirements which are required to be performed by a Lender under this Agreement and the other Loan Documents. Each New Lender represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under this Agreement, (ii) from and after the Restatement Effective Date, it shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder, (iii) it has received a copy of this Agreement, and has received or has been accorded the opportunity to receive copies of the financial statements referred to in Sections 5.01(c)(i) and 5.01(c)(ii) and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Agreement, and (iv) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and to extend its Commitment to the Borrower pursuant to the terms of this Agreement. Each New Lender agrees that it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents. Each New Lender has submitted to the Administrative Agent an Administrative Questionnaire duly completed by such New Lender to be used and relied upon by the Administrative Agent for all purposes of this Agreement.
(b)The Administrative Agent, the Borrower and each Lender (including each New Lender) agree that upon the effectiveness of this Agreement on the Restatement Effective Date, the amount of such Lender’s Commitment is as set forth on Schedule II hereto. Simultaneously with the effectiveness of this Agreement on the Restatement Effective Date, the Commitments of each of the Lenders, the outstanding amount of all Advances and the participations of the Lenders in outstanding Letters of Credit shall be reallocated among the Lenders in accordance with their respective Percentages (determined in accordance with the amount of each Lender’s Commitment set forth on Schedule II hereto), and in order to effect such reallocations, each New Lender and each other Lender whose Commitment is in an amount that exceeds the amount of its “Commitment” under the Existing Credit Agreement (each an “Assignee Lender”) shall be deemed to have purchased all right, title and interest in, and all obligations in respect of, the Commitments of the Lenders whose Commitments are less than their respective “Commitments” under the Existing Credit Agreement (each an “Assignor Lender”), so that the Commitments of each Lender will be as set forth on Schedule II hereto. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for any requested replacement promissory notes to be provided to the Assignor Lenders and Assignee Lenders in the principal amounts of their respective Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignor Lenders and Assignee Lenders shall make such cash settlements among themselves, through the Administrative Agent, as the Administrative Agent may direct (after giving effect to any netting effected by the Administrative Agent) with respect to such reallocations and assignments.
Section 8.19. Amendment and Restatement of Existing Credit Agreement.
This Agreement continues in effect the Existing Credit Agreement, and the Existing Credit Agreement shall be amended and restated in its entirety by the terms and provisions of this Agreement,

which shall supersede all terms and provisions of the Existing Credit Agreement effective from and after the Restatement Effective Date. This Agreement is not intended to, and shall not, constitute a novation of any indebtedness or other obligations owing by the Borrower under the Existing Credit Agreement or a waiver or release of any indebtedness or other obligations owing, or any “Event of Default” or event that, with the giving of notice or passage of time or both, would be an “Event of Default” (each as defined in the Existing Credit Agreement) existing, under the Existing Credit Agreement based on any facts or events occurring or existing at or prior to the execution and delivery of this Agreement. On the Restatement Effective Date, the credit facilities described in the Existing Credit Agreement shall be amended, supplemented, modified and restated in their entirety by the credit facilities described herein, and all “Outstanding Credits” (as defined in the Existing Credit Agreement) of the Borrower that are not being paid on such date and remain outstanding as of such date under the Existing Credit Agreement, shall be deemed to be Outstanding Credits under the corresponding facilities described herein, without further action by any Person, except as provided in Section 8.18.
[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTERGY CORPORATION

By     /s/ Steven McNeal
Steven C. McNeal
Vice President and Treasurer

CITIBANK, N.A.,
as Administrative Agent, LC Issuing Bank
and Bank

By /s/ Richard D. Rivera
Name: Richard Rivera
Title: Vice President

BANKS:

JPMORGAN CHASE BANK, N.A.,
as LC Issuing Bank and Bank

By /s/ Bridget Killackey
Name: Bridget Killackey
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as LC Issuing Bank and Bank

By /s/ Nick Brokke
Name: Nick Brokke
Title: Vice President

BNP PARIBAS,
as LC Issuing Bank and Bank

By /s/ Nicole Rodriguez
Name: Nicole Rodriguez
Title: Director

By /s/ Karim Remtoula
Name: Karim Remtoula
Title: Vice President

Bank of the West
as Bank

By /s/ Brad Conley
Name: Brad Conley
Title: Vice President

MIZUHO BANK, LTD.,
as LC Issuing Bank and Bank

By /s/ Raymond Ventura
Name: Raymond Ventura
Title: Deputy General Manager

THE BANK OF NOVA SCOTIA,
as LC Issuing Bank and Bank

By /s/ Thane Rattew
Name: Thane Rattew
Title: Managing Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as LC Issuing Bank and Bank

By /s/ Lindsay Minneman
Name: Lindsay Minneman
Title: Vice President

Bank of America, N.A.
as Bank

By /s/ William Merritt
Name: William Merritt
Title: Vice President

GOLDMAN SACHS BANK USA
as Bank

By /s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

Morgan Stanley Bank, N.A.
as Bank

By /s/ Michael King
Name: Michael King
Title: Authorized Signatory

KEYBANK NATIONAL ASSOCIATION
as Bank

By /s/ Sukanya V. Raj
Name: Sukanya V. Raj
Title: Senior Vice President

BARCLAYS BANK PLC
as Bank

By /s/ Christopher Lee
Name: Christopher Lee
Title: Vice President

COBANK, ACB
as Bank

By /s/ Josh Batchelder
Name: Josh Batchelder
Title: Vice President

The Bank of New York Mellon
as Bank

By /s/ Richard K. Fronapfel, Jr.
Name: Richard K. Fronapfel, Jr.
Title: Vice President

Regions Bank
as Bank

By /s/ Jennifer Fitzgerald
Name: Jennifer Fitzgerald
Title: Vice President

Sumitomo Mitsui Banking Corporation
as Bank

By /s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

U.S. Bank National Association

By /s/ Kevin S. Murphy
Name: Kevin Murphy
Title: AVP

The Northern Trust Company
as Bank

By /s/ Keith Burson
Name: Keith Burson
Title: Senior Vice President

WHITNEY BANK
as Bank

By /s/ Philip E. Gordillo
Name: Philip E. Gordillo
Title: Senior Vice President

Capital One, National Association
as Bank

By /s/ Katharine G. Kay
Name: Katharine G. Kay
Title: Senior Vice President

Taiwan Cooperative Bank Co., Ltd., acting through its Los Angeles Branch as Bank

By /s/ Li-Yin Wang
Name: Li-Yin Wang
Title: Assistant General Manager

Chang Hwa Commercial Bank Ltd., Los Angeles Branch
as Bank

By /s/ Kang Yang
Name: Kang Yang
Title: Vice President & General Manager

TAIWAN BUSINESS BANK, LOS ANGELES BRACH
as Bank

By /s/ Cindy Lin
Name: Cindy Lin
Title: Deputy General Manager

BANK HAPOALIM B.M.
as Bank

By /s/ Helen H. Gatteson
Name: Helen H. Gatteson
Title: Vice President

By /s/ Charles McLaughlin
Name: Charles McLaughlin
Title: Senior Vice President

SCHEDULE I

LIST OF APPLICABLE LENDING OFFICES
ENTERGY CORPORATION
U.S. $3,500,000,000 Amended and Restated Credit Agreement

Name of Bank	Domestic Lending Office	Eurodollar Lending Office

Citibank, N.A.
1615 Brett Road
Ops III
New Castle, DE 19720

Attention: Ashley Morris
Tel: 302-894-6150
Fax: 646-274-5080
Email: Ashley.Morris@citi.com (copy Group Email: glagentofficeops@citi.com)

With a copy to:
388 Greenwich Street
19th Floor
New York, NY 10013
Attention: Damien Lipke
Tel: 212-816-0479
E-mail: damien.lipke@citi.com

1615 Brett Road
Ops III
New Castle, DE 19720

Attention: Ashley Morris
Tel: 302-894-6150
Fax: 646-274-5080
Email: Ashley.Morris@citi.com (copy Group Email: glagentofficeops@citi.com)

With a copy to:
388 Greenwich Street
19th Floor
New York, NY 10013
Attention: Damien Lipke
Tel: 212-816-0479
E-mail: damien.lipke@citi.com

JPMorgan Chase Bank, N.A.	JPM-Delaware Loan Operations 500 Stanton Christiana Road, Ops 2/3 Newark, DE 19713 Attn: Bridget Killackey Telephone: 212-270-3308 Email: Bridget.killackey@jpmorgan.com Group Email: Na_cpg@jpmorgan.com	JPM-Delaware Loan Operations 500 Stanton Christiana Road, Ops 2/3 Newark, DE 19713 Attn: Bridget Killackey Telephone: 212-270-3308 Email: Bridget.killackey@jpmorgan.com Group Email: Na_cpg@jpmorgan.com

Wells Fargo Bank, National Association	301 S. College St., TW-11 Charlotte, NC 28288 Attn: Nick Schmiesing Telephone: 704-410-0862 Fax: 704-410-0331 Email: nick.schmiesing@wellsfargo.com Group Email: RKECLNSVPayments@wellsfargo.com	301 S. College St., TW-11 Charlotte, NC 28288 Attn: Nick Schmiesing Telephone: 704-410-0862 Fax: 704-410-0331 Email: nick.schmiesing@wellsfargo.com Group Email: RKECLNSVPayments@wellsfargo.com

BNP Paribas
787 Seventh Avenue
New York, NY 10019

Attn: Denis O’Meara
Telephone: 212-471-8108
Fax: 212-841-2745
Email: denis.omeara@americas.bnpparibas.com

Attn: Norela Narvaez (Covenant Compliance)
Telephone: 212-841-2046
Email: norela.narvaez@us.bnpparibas.com

Loan Servicing Dept.
Telephone: 514-285- 6042
Fax: 201-850-4019
Email: NYK_LS_LOAN_BOOK@us.bnpparibas.com

787 Seventh Avenue
New York, NY 10019

Attn: Denis O’Meara
Telephone: 212-471-8108
Fax: 212-841-2745
Email: denis.omeara@americas.bnpparibas.com

Attn: Norela Narvaez (Covenant Compliance)
Telephone: 212-841-2046
Email: norela.narvaez@us.bnpparibas.com

Loan Servicing Dept.
Telephone: 514-285- 6042
Fax: 201-850-4019
Email: NYK_LS_LOAN_BOOK@us.bnpparibas.com

Bank of the West	13300 Crossroads Parkway North City of Industry, California 91746 Attn: Sandra Fox Telephone: 323-727-3065 Fax: 402-918-6907 Email: CLS.AgentedCredits@bankofthewest.com	13300 Crossroads Parkway North City of Industry, California 91746 Attn: Sandra Fox Telephone: 323-727-3065 Fax: 402-918-6907 Email: CLS.AgentedCredits@bankofthewest.com

Mizuho Bank, Ltd.	1251 Avenue of the Americas New York, NY 10020 Attn: Nelson Chang Telephone: 212-282-3465 Fax: 212-282-4488 Email: Nelson.chang@mizuhocbus.com	1251 Avenue of the Americas New York, NY 10020 Attn: Nelson Chang Telephone: 212-282-3465 Fax: 212-282-4488 Email: Nelson.chang@mizuhocbus.com

The Bank of Nova Scotia	40 King Street West, Toronto, ONTARIO M5H 1H1 Canada Attn: Sandy Dewar Telephone: 416-350-5749 Email: sandy.dewar@scotiabank.com	40 King Street West, Toronto, ONTARIO M5H 1H1 Canada Attn: Sandy Dewar Telephone: 416-350-5749 Email: sandy.dewar@scotiabank.com

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas
New York, NY 10020-1104

Attn : Dolores Ruland, Loan Operations Dept.
Telephone : 201-413-8629
Fax : 201-521-2304 / 201-521-2305

Attn : Lindsay Minneman
445 S. Figueroa St., 15th Floor
Los Angeles, CA 90071
Telephone : 213-236-5726
Email : lminneman@us.mufg.jp

1251 Avenue of the Americas
New York, NY 10020-1104

Attn : Dolores Ruland, Loan Operations Dept.
Telephone : 201-413-8629
Fax : 201-521-2304 / 201-521-2305

Attn : Lindsay Minneman
445 S. Figueroa St., 15th Floor
Los Angeles, CA 90071
Telephone : 213-236-5726
Email : lminneman@us.mufg.jp

Bank of America, N.A.	100 N. Tryon St. Charlotte, NC 28255 Attn: William Merritt Telephone: 980-386-9762 Email: William.merritt@baml.com	100 N. Tryon St. Charlotte, NC 28255 Attn: William Merritt Telephone: 980-386-9762 Email: William.merritt@baml.com

Goldman Sachs Bank USA	200 West Street New York, NY 10282 Attn: Operations Telephone: 212-902-1099 Fax: 917-977-3966 Email: gs-sbd-admin-contacts@ny.email.gs.com	200 West Street New York, NY 10282 Attn: Operations Telephone: 212-902-1099 Fax: 917-977-3966 Email: gs-sbd-admin-contacts@ny.email.gs.com

Morgan Stanley Bank, N.A.
One Utah Center, 201 S Main Street
5th Floor
Salt Lake City, UT 84111

Attn: Documentation Team/Steve Delany
1300 Thames Street, Thames Street Wharf, 4th Floor
Baltimore, MD 21231
Telephone: 443-627-4326
Email: doc4secportfolio@morganstanley.com

Loan Administration Contact
Telephone: 443-627-4355
Fax: 718-233-2140
Email: msloanservicing@morganstanley.com

One Utah Center, 201 S Main Street
5th Floor
Salt Lake City, UT 84111

Attn: Documentation Team/Steve Delany
1300 Thames Street, Thames Street Wharf, 4th Floor
Baltimore, MD 21231
Telephone: 443-627-4326
Email: doc4secportfolio@morganstanley.com

Loan Administration Contact
Telephone: 443-627-4355
Fax: 718-233-2140
Email: msloanservicing@morganstanley.com

KeyBank National Association
127 Public Square
Cleveland, Ohio 44114

Attn: Craig A. Hanselman
Telephone: 216-689-3599
Fax: 866-809-5406
Email: Craig_hanselman@keybank.com

Operations Contact:
Yvette Dyson-Owens
Telephone: 216-689-4538
Fax: 216-370-6119
Email: Yvette_M_Dyson-Owens@Kaybank.com

127 Public Square
Cleveland, Ohio 44114

Attn: Craig A. Hanselman
Telephone: 216-689-3599
Fax: 866-809-5406
Email: Craig_hanselman@keybank.com

Operations Contact:
Yvette Dyson-Owens
Telephone: 216-689-4538
Fax: 216-370-6119
Email: Yvette_M_Dyson-Owens@Kaybank.com

Barclays Bank PLC
745 7th Avenue
New York, NY 10019

Attn: Cybul, Mathew
Telephone: 212-526-5851
Fax: 212-526-5115
Email: mathew.cybul@Barclays.com

Operations Contact
Attn: US Loan Operations
700 Prides Crossing
Newark, DE 19713
Telephone: 201-499-0040
Fax: 972-535-5728
Group Email: 19725355728@tls.ldsprod.com

745 7th Avenue
New York, NY 10019

Attn: Cybul, Mathew
Telephone: 212-526-5851
Fax: 212-526-5115
Email: mathew.cybul@Barclays.com

Operations Contact
Attn: US Loan Operations
700 Prides Crossing
Newark, DE 19713
Telephone: 201-499-0040
Fax: 972-535-5728
Group Email: 19725355728@tls.ldsprod.com

CoBank, ACB
5500 South Quebec Street
Greenwood Village, CO 80111

Attn: Josh Batchelder
Telephone: 303-740-4120
Email: jbatchelder@cobank.com

Operations Contact: Anna Nitchalls
Telephone: 303-740-4313
Fax: 303-740-4021
Email: cobankloanaccounting@cobank.com

5500 South Quebec Street
Greenwood Village, CO 80111

Attn: Josh Batchelder
Telephone: 303-740-4120
Email: jbatchelder@cobank.com

Operations Contact: Anna Nitchalls
Telephone: 303-740-4313
Fax: 303-740-4021
Email: cobankloanaccounting@cobank.com

The Bank of New York Mellon	BNY Mellon Center, 36th Floor 500 Grant Street Pittsburgh, PA 15258-0001 Attn: Hussam Alsahlani Telephone: 412-234-5624 Fax: 412-236-1914 Email: Hussam.alsahlani@bnymellon.com	BNY Mellon Center, 36th Floor 500 Grant Street Pittsburgh, PA 15258-0001 Attn: Hussam Alsahlani Telephone: 412-234-5624 Fax: 412-236-1914 Email: Hussam.alsahlani@bnymellon.com

Regions Bank	1900 5th Avenue North Birmingham, AL 35203 Attn : Jorge Goris Telephone : 504-585-4508 Fax : 504-585-4579 Email : Jorge.goris@regions.com Group Operations Email : sncservices@regions.com	1900 5th Avenue North Birmingham, AL 35203 Attn : Jorge Goris Telephone : 504-585-4508 Fax : 504-585-4579 Email : Jorge.goris@regions.com Group Operations Email : sncservices@regions.com

Sumitomo Mitsui Banking Corporation	277 Park Avenue New York, NY 10172 Attn: Michael Cummings Telephone: 212-224-4368 Fax: 212-224-5222 Email: mcummings@SMBC-LF.com	277 Park Avenue New York, NY 10172 Attn: Michael Cummings Telephone: 212-224-4368 Fax: 212-224-5222 Email: mcummings@SMBC-LF.com

U.S. Bank National Association	800 Nicollet Mall Minneapolis, MN 55402 Attn: Michael Sagges Telephone: 917-256-2822 Fax: 646-935-4551 Email: Michael.sagges@usbank.com Group Email: CLSSyndicationServicesTeam@usbank.com	800 Nicollet Mall Minneapolis, MN 55402 Attn: Michael Sagges Telephone: 917-256-2822 Fax: 646-935-4551 Email: Michael.sagges@usbank.com Group Email: CLSSyndicationServicesTeam@usbank.com

The Northern Trust Company	50 S. LaSalle Street Chicago, IL 60603 Attn: Keith Burson Telephone: 312-444-3099 Fax: 312-557-1425 Email: Kb101@ntrs.com	50 S. LaSalle Street Chicago, IL 60603 Attn: Keith Burson Telephone: 312-444-3099 Fax: 312-557-1425 Email: Kb101@ntrs.com

Whitney Bank	228 St. Charles Avenue New Orleans, LA 70130 Attn: Marianna Paine Telephone: 504-552-4517 Fax: 985-801-3850 Email: pscls@hancockbank.com	228 St. Charles Avenue New Orleans, LA 70130 Attn: Marianna Paine Telephone: 504-552-4517 Fax: 985-801-3850 Email: pscls@hancockbank.com

Capital One, National Association
6200 Chevy Chase Drive
Laurel, Maryland 20002

Operations Contact: Richard Grant Fath
Telephone: 301-939-5964
Fax: 855-267-0849
Email: CLSSyndicationmember@capitalone.com

Attn: Katharine G. Kay
3840 HWY 22, Ste 302
Mandeville, LA 70471
Telephone: 985-624-4309
Fax: 504-533-2060
Email: Katharine.kay@capitalone.com

6200 Chevy Chase Drive
Laurel, Maryland 20002

Operations Contact: Richard Grant Fath
Telephone: 301-939-5964
Fax: 855-267-0849
Email: CLSSyndicationmember@capitalone.com

Attn: Katharine G. Kay
3840 HWY 22, Ste 302
Mandeville, LA 70471
Telephone: 985-624-4309
Fax: 504-533-2060
Email: Katharine.kay@capitalone.com

Taiwan Cooperative Bank Los Angeles Branch	601 South Figueroa St., Suite #3500 Los Angeles, CA 90017 Attn: Nancy Chung Telephone: 213-489-5433 ext. 241 Fax: 213-489-5195 Email: Nancy.chung@tcbla.com	601 South Figueroa St., Suite #3500 Los Angeles, CA 90017 Attn: Nancy Chung Telephone: 213-489-5433 ext. 241 Fax: 213-489-5195 Email: Nancy.chung@tcbla.com

Chang Hwa Commercial Bank Ltd., Los Angeles Branch	333 South Grand Avenue, Suite 2250 Los Angeles, CA 90071 Attn: Irene Chen Telephone: 213-620-7200 Ext. 229 Fax: 213-620-7227 Email: ichen@chbla.com	333 South Grand Avenue, Suite 2250 Los Angeles, CA 90071 Attn: Irene Chen Telephone: 213-620-7200 Ext. 229 Fax: 213-620-7227 Email: ichen@chbla.com

Taiwan Business Bank, Los Angeles Branch	633 W. 5th Street, Suite 2280 Los Angeles, CA 90071 Attn: Kate Chou Telephone: 213-892-1260 Fax: 213-892-1270 Email: credit@tbbla.com	633 W. 5th Street, Suite 2280 Los Angeles, CA 90071 Attn: Kate Chou Telephone: 213-892-1260 Fax: 213-892-1270 Email: credit@tbbla.com
Bank Hapoalim B.M.	1177 Avenue of the Americas New York, NY 11036 Attn: Helen H. Gateson Telephone: 212-782-2161 Fax: 212-782-2382 Email; hgateson@bhiusa.com	1177 Avenue of the Americas New York, NY 11036 Attn: Helen H. Gateson Telephone: 212-782-2161 Fax: 212-782-2382 Email; hgateson@bhiusa.com

SCHEDULE II
COMMITMENT SCHEDULE

Name of Lender	Commitment Amount

Citibank, N.A.	$236,703,754.71
JPMorgan Chase Bank, N.A.	$236,703,754.69
Wells Fargo Bank, National Association	$236,703,754.69
BNP Paribas	$206,703,754.69
Bank of the West	$30,000,000.00
Mizuho Bank, Ltd.	$236,703,754.69
The Bank of Nova Scotia	$236,703,754.69
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$236,703,754.69
Bank of America, N.A.	$202,793,241.55
Goldman Sachs Bank USA	$202,793,241.55
Morgan Stanley Bank, N.A.	$202,793,241.55
KeyBank National Association	$185,042,553.19
Barclays Bank PLC	$168,296,620.78
CoBank, ACB	$172,064,455.57
The Bank of New York Mellon	$167,459,324.16
Regions Bank	$128,943,679.60
Sumitomo Mitsui Banking Corporation	$128,943,679.60
U.S. Bank National Association	$128,943,679.60
The Northern Trust Company	$50,000,000.00
Whitney Bank	$25,000,000.00
Capital One, National Association	$20,000,000.00
Taiwan Cooperative Bank Los Angeles Branch	$20,000,000.00
Chang Hwa Commercial Bank Ltd., Los Angeles Branch	$15,000,000.00
Taiwan Business Bank, Los Angeles Branch	$15,000,000.00
Bank Hapoalim B.M.	$10,000,000.00

TOTAL	$3,500,000,000.00

SCHEDULE III
FRONTING COMMITMENT SCHEDULE

Name of LC Issuing Bank	Fronting Commitment Amount
Citibank, N.A.	$65,000,000
JPMorgan Chase Bank, N.A.	$65,000,000
Wells Fargo Bank, National Association	$65,000,000
BNP Paribas	$65,000,000
Mizuho Bank, Ltd.	$65,000,000
The Bank of Nova Scotia	$65,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$65,000,000

TOTAL	$455,000,000

SCHEDULE IV
EXISTING LETTERS OF CREDIT

LC Issuance Date	Flexcube Issuance Date	LC Expiry Date	LC Issuing Bank Ref #	LC Type	Status	Closing Balance
1/5/04	3/1/13	12/31/15	61608242	STB	Active	$25,000.00
12/8/04	3/1/13	12/7/15	61629944	STB	Active	$5,850,000.00
12/19/11	3/1/13	7/26/16	93275/80085	STB	Active	$1,498,000.00
12/19/11	3/1/13	7/26/16	93269/80085	STB	Active	$1,500,000.00
						$8,873,000.00

EXHIBIT A-1
FORM OF NOTICE OF BORROWING
Citibank, N.A., as Administrative Agent
for the Lenders and the LC Issuing Banks party
to the Credit Agreement
referred to below
1615 Brett Road, Building III
New Castle, Delaware 19720

[Date]

Attention:    Bank Loan Syndications

Ladies and Gentlemen:

The undersigned, Entergy Corporation, refers to the Amended and Restated Credit Agreement, dated as of August 14, 2015 (as further amended, supplemented or modified as of the date hereof, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, the LC Issuing Banks and Citibank, N.A., as Administrative Agent for said Lenders and said LC Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:
(i)The Business Day of the Proposed Borrowing is , 20   .
(ii)The Type of Advances to be made in connection with the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].
(iii)The aggregate amount of the Proposed Borrowing is $ .
(iv)Wire instructions:
Bank: [*]
ABA #: [*]
Acct. #: [*]
Acct. Name: [*]
(v)The Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is ___ month[s]    Delete for Base Rate Advances..
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A)the representations and warranties contained in Section 4.01 of the Credit Agreement (excluding those contained in the last sentence of subsection (e) and in subsection (f) thereof) are true and correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

(B)no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

Very truly yours,

ENTERGY CORPORATION

By
Name:
Title:

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION
Citibank, N.A., as Administrative Agent
for the Lenders and the LC Issuing Banks party
to the Credit Agreement
referred to below
1615 Brett Road, Building III
New Castle, Delaware 19720

[Date]

Attention:    Bank Loan Syndications

Ladies and Gentlemen:

The undersigned, Entergy Corporation, refers to the Amended and Restated Credit Agreement, dated as of August 14, 2015 (as further amended, supplemented or modified as of the date hereof, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders party thereto, the LC Issuing Banks and Citibank, N.A., as Administrative Agent for said Lenders and said LC Issuing Banks, and hereby gives you notice, irrevocably, pursuant to Section 2.10 of the Credit Agreement, that the undersigned hereby requests a Conversion under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.10 of the Credit Agreement:
(i)The Business Day of the Proposed Conversion is __________, _____.
(ii)The Type of Advances comprising the Proposed Conversion is [Base Rate Advances] [Eurodollar Rate Advances].
(iii)The aggregate amount of the Proposed Conversion is $__________.
(iv)The Type of Advances to which such Advances are proposed to be Converted is [Base Rate Advances] [Eurodollar Rate Advances].
(v)The Interest Period for each Advance made as part of the Proposed Conversion is ___ month(s).1
The undersigned hereby represents and warrants that the following statements are true on the date hereof, and will be true on the date of the Proposed Conversion:
(A)The Borrower’s request for the Proposed Conversion is made in compliance with Section 2.10 of the Credit Agreement; and
(B)No Event of Default has occurred and is continuing or would result from the Proposed Conversion. 2

1.    Delete for Base Rate Advances
2.    The certification in clause (B) is required only for any request to Convert Advances to Eurodollar Rate Advances.

Very truly yours,

ENTERGY CORPORATION

By
Name:
Title:

EXHIBIT A-3
FORM OF REQUEST FOR ISSUANCE

[Date]

Citibank, N.A., as Administrative Agent for the Lenders and the LC Issuing Banks party to the Credit Agreement referred to below
1615 Brett Road, Building III
New Castle, Delaware 19720

Ladies and Gentlemen:

The undersigned, Entergy Corporation (the “Borrower”), refers to the Amended and Restated Credit Agreement, dated as of August 14, 2015 (as further amended, supplemented or modified as of the date hereof, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Lenders and the LC Issuing Banks party thereto and the Administrative Agent, and hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that the Borrower hereby requests the issuance of a Letter of Credit (the “Requested Letter of Credit”) in accordance with the following terms:
(i)    the requested date of [issuance] [extension] [modification] [amendment] of the Requested Letter of Credit (which is a Business Day) is _____________;

(ii)    the expiration date of the Requested Letter of Credit requested hereby is ___________;    1

(iii)    the proposed stated amount of the Requested Letter of Credit is _______________;    2

(iv)    the beneficiary of the Requested Letter of Credit is: [insert name and address of beneficiary];

(v)    the conditions under which a drawing may be made under the Requested Letter of Credit are as follows: ___________________; and

(vi)    the purpose of the Requested Letter of Credit is : ____________.

1.Date may not be later than the fifth Business Day prior to the Termination Date.
2.Must be minimum of $100,000.

Please select any of the following that apply:

□ Attachments hereto impose additional terms and conditions on the Borrower and/or the applicable LC Issuing Bank and are incorporated into this Request for Issuance as if fully set forth herein, (e.g. sample language or form of the Requested Letter of Credit).

□ Requested Letter of Credit to be issued in transferable form.

□ Requested Letter of Credit is to contain an automatic extension clause with (specify all that apply):

(i)    a notification period of (______) days in the event of non-extension;

(ii)    [one] [multiple] renewal period(s) of (______) [year] [months];

(iii)    a final expiration date of (_________________)

(iv)    insert drawing option: Beneficiary received a notice of non-extension of the expiration date of the Credit and has not received a satisfactory substitute letter of credit.

All banking charges, other than the applicable LC Issuing Bank’s charges, are for account of:

□ Beneficiary □ the Borrower

Upon the issuance of the Letter of Credit (or the amendment of the Letter of Credit that constitutes an Extension of Credit) by an LC Issuing Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to an issuance of a Letter of Credit (or an amendment of a Letter of Credit that constitutes an Extension of Credit, as applicable) that are specified in Article III of the Credit Agreement have been satisfied.
ENTERGY CORPORATION

By
Name:
Title:

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1     Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2     Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] 3    hereunder are several and not joint.] 4     Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as further amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, and guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.    For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2.    For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3.    Select as appropriate.
4.    Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]: ______________________________

______________________________

2.	Assignee[s]: ______________________________

______________________________
[Assignee is an [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s): Entergy Corporation

4.	Administrative Agent: Citibank, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement:    $3,500,000,000 Amended and Restated Credit Agreement, dated as of August 14, 2015, among Entergy Corporation, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the LC Issuing Banks parties thereto

6.	Assigned Interest[s]:

Assignor[s] 5	Assignee[s] 6	Facility Assigned 7	Aggregate Amount of Commitment/Advances for all Lenders 8	Amount of Commitment/Advances Assigned[8]	Percentage Assigned of Commitment/Advances 9	CUSIP Number
			$	$	%
			$	$	%
			$	$	%
[7.Trade Date:______________] 10
[Page break]
5.     List each Assignor, as appropriate.
6.    List each Assignee, as appropriate.
7.    Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”, etc.)
8.    Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
9.    Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
10.    To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR[S] 11
[NAME OF ASSIGNOR]

By:______________________________
Title:
[NAME OF ASSIGNOR]

By:______________________________
Title:
ASSIGNEE[S] 12
[NAME OF ASSIGNEE]

By:______________________________
Title:
[NAME OF ASSIGNEE]

By:______________________________
Title:
[Consented to and] 13     Accepted:
Citibank, N.A., as
Administrative Agent
By: _________________________________
Title:
11. Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
12. Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
13. To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Consented to:

[NAME OF LC ISSUING BANK] 14

By: ________________________________
Title:
[Consented to:

ENTERGY CORPORATION
By: ________________________________
Title:]

14.    Insert signature block for each LC Issuing Bank.

15.    To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
$3,500,000,000 Amended and Restated Credit Agreement, dated as of August 14, 2015, among Entergy Corporation, the Lenders parties thereto, Citibank, N.A., as Administrative Agent, and the LC Issuing Banks parties thereto

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender or a Potential Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 8.07 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.01(c)(i) and 5.01(c)(ii) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C-1
FORM OF OPINION OF
COUNSEL FOR THE BORROWER
August 14, 2015

To each of the Lenders parties to the
Credit Agreement referred to below,
to Citibank, N.A., as Administrative Agent,
and to the LC Issuing Banks

Entergy Corporation

Ladies and Gentlemen:
I have acted as counsel to Entergy Corporation, a Delaware corporation (the “Borrower”), in connection with the preparation, execution and delivery of the Amended and Restated Credit Agreement, dated as of August 14, 2015, by and among the Borrower, the Lenders and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent, amending and restating the Credit Agreement dated as of March 9, 2012, as supplemented by the Extension Agreement dated as of March 1, 2013, and as further supplemented by the Extension Agreement dated as of March 14, 2014 (as so amended and restated, the “Credit Agreement”). This opinion is furnished to you at the request of the Borrower pursuant to Section 3.01(a)(v) of the Credit Agreement. Unless otherwise defined herein or unless the context otherwise requires, terms defined in the Credit Agreement are used herein as therein defined.
In such capacity, I have examined:
(i)Counterparts of the Credit Agreement, executed by the Borrower;
(ii)Copies of executed promissory notes, each dated as of the date hereof, payable to each of (A) Bank Hapoalim B.M., (B) CoBank, ACB, (C) Taiwan Business Bank, Los Angeles Branch, (D) Taiwan Cooperative Bank Los Angeles Branch and (E) Whitney Bank, issued by the Borrower pursuant to the Credit Agreement (collectively, the “Notes”);
(iii)The Certificate of Incorporation of the Borrower (the “Charter”);
(iv)The Bylaws of the Borrower (the “Bylaws”);
(v)A certificate of the Secretary of State of the State of Delaware, dated August 4, 2015, attesting to the continued corporate existence and good standing of the Borrower in that State;
(vi)A certificate of the Secretary of State of the State of Louisiana, dated August 4, 2015, attesting that the Borrower is a foreign corporation duly qualified to conduct business in that State; and
(vii)The other documents furnished by the Borrower to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement.
I have also examined such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. The Credit Agreement and the Notes are sometimes referred to in this opinion collectively as the “Loan Documents” and each individually as a “Loan Document”.
In my examination, I have assumed the genuineness of all signatures (other than of the Borrower), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies. In making my examination of documents and instruments executed or to be executed by persons other than the Borrower, I have assumed that each such other person had the requisite power and authority to enter into and perform fully its obligations thereunder, the due authorization by each such other person for the execution, delivery and performance thereof and the due execution and delivery thereof by or on behalf of such person of each such document and instrument. In the case of any such person that is not a natural person, I have also assumed, insofar as it is relevant to the opinions set forth below, that each such other person is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was created, and is duly qualified and in good standing in each other jurisdiction where the failure to be so qualified could reasonably be expected to have a material effect upon its ability to execute, deliver and/or perform its obligations under any such document or instrument. I have further assumed that each document, instrument, agreement, record and certificate reviewed by me for purposes of rendering the opinions expressed below has not been amended by any oral agreement, conduct or course of dealing between the parties thereto.
As to questions of fact material to the opinions expressed herein, I have relied upon certificates and representations of officers of the Borrower (including but not limited to those contained in the Credit Agreement and certificates delivered upon the execution and delivery of the Credit Agreement) and of appropriate public officials, without independent verification of such matters except as otherwise described herein.
Whenever my opinions herein with respect to the existence or absence of facts are stated to be to my knowledge or awareness, it is intended to signify that no information has come to my attention or the attention of other counsel working under my direction in connection with the preparation of this opinion letter that would give me or them actual knowledge of the existence or absence of such facts. However, except to the extent expressly set forth herein, neither I nor they have undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to my or their knowledge of the existence or absence of such facts should be assumed.
On the basis of the foregoing, having regard for such legal consideration as I deem relevant, and subject to the other limitations and qualifications contained in this letter, I am of the opinion that:
(a)The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted or the property owned, operated or leased by it requires such qualification.
(b)The execution, delivery and performance by the Borrower of each Loan Document are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Charter or the Bylaws or (ii) any law, regulation or order or approval of any governmental authority or regulatory body, or (iii) any contractual or legal restriction binding on or affecting the Borrower. Each Loan Document has been duly executed and delivered on behalf of the Borrower.
(c)No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of each Loan Document, including obtaining any Extensions of Credit under the Credit Agreement.
(d)Except as disclosed in the Disclosure Documents, there is no pending or threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that could reasonably be expected to have a Material Adverse Effect. To my knowledge, there has been no change in any matter disclosed in such Disclosure Documents that could reasonably be expected to result in such a Material Adverse Effect.
(e)The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

My opinions above are subject to the following qualifications:
(i)My opinion in paragraph (a) above, insofar as it relates to the due incorporation, valid existence and good standing of the Borrower under Delaware law, is given exclusively in reliance upon a certification of the Secretary of State of Delaware, upon which I believe I am justified in relying. A copy of such certification has been provided to you.
(ii)My opinion set forth in paragraph (c) above as to the obtaining of necessary governmental and regulatory approvals is based solely upon a review of those laws, regulations and orders and approvals of governmental authorities and regulatory bodies that, in my experience, are normally applicable to the Borrower in connection with transactions of the type contemplated by the Credit Agreement.
Notwithstanding the qualifications set forth above, I have no actual knowledge of any matter within the scope of said qualifications that would cause me to change the opinions set forth in this letter.
I am licensed to practice law only in the State of Louisiana, and this opinion is limited to matters involving the laws of the State of Louisiana, the General Corporation Law of Delaware and the federal laws of the United States of America.
My opinions are expressed as of the date hereof, and I do not assume any obligation to update or supplement my opinions to reflect any fact or circumstance that hereafter comes to my attention, or any change in law that hereafter occurs.
This opinion letter is being provided exclusively to and for the benefit of the addressees hereof. It is not to be relied upon by any other party for any other purpose, without prior express written authorization from me, except that (A) King & Spalding LLP hereby is authorized to rely on this letter in the rendering of their opinion to the Administrative Agent, the Lenders and the LC Issuing Banks dated as of the date hereof in connection with the transactions evidenced by the Loan Documents and (B) any addressee of this letter may deliver a copy hereof to any person that becomes a Lender or an LC Issuing Bank under the Credit Agreement after the date hereof, and such person may rely on this opinion as if it had been addressed and delivered to it on the date hereof as an original Bank or LC Issuing Bank that was a party to the Credit Agreement.
Very truly yours,

Dawn A. Balash
Senior Counsel

EXHIBIT C-2
FORM OF OPINION OF SPECIAL NEW YORK COUNSEL
FOR BORROWER
August 14, 2015

To each of the Lenders parties to the
Credit Agreement referred to below,
to Citibank, N.A., as Administrative Agent,
and to the LC Issuing Banks

Entergy Corporation
Ladies and Gentlemen:
We have acted as special New York counsel to Entergy Corporation, a Delaware corporation (the “Borrower”), in connection with the preparation, execution and delivery of the Amended and Restated Credit Agreement, dated as of August 14, 2015, by and among the Borrower, the Lenders and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent, amending and restating the Credit Agreement dated as of March 9, 2012, as supplemented by the Extension Agreement dated as of March 1, 2013, and as further supplemented by the Extension Agreement dated as of March 14, 2014 (as so amended and restated, the “Credit Agreement”). This opinion is furnished to you at the request of the Borrower pursuant to Section 3.01(a)(vi) of the Credit Agreement. Unless otherwise defined herein or unless the context otherwise requires, terms defined in the Credit Agreement are used herein as therein defined.
In this connection, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) counterparts of the Credit Agreement executed by the Borrower; (ii) copies of executed promissory notes, each dated as of the date hereof, payable to each of (A) Bank Hapoalim B.M., (B) CoBank, ACB, (C) Taiwan Business Bank, Los Angeles Branch, (D) Taiwan Cooperative Bank Los Angeles Branch and (E) Whitney Bank, issued by the Borrower pursuant to the Credit Agreement (collectively, the “Notes”); (iii) the other documents furnished by the Borrower to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement; and (iv) such other documents and corporate records as we have deemed necessary or appropriate for the opinions expressed herein. The Credit Agreement and the Notes are sometimes referred to in this opinion collectively as the “Loan Documents” and each individually as a “Loan Document”.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with original documents of all documents submitted to us as certified or photostatic copies. With respect to the Borrower and each of the other parties to the Credit Agreement, we have assumed (i) that those parties are duly organized and existing and have the power and capacity to execute, deliver and perform all obligations under such documents, and (ii) the due authorization, execution and delivery of such documents by those parties.

Regarding documents executed by parties other than the Borrower, we have assumed the validity and binding effect of such documents upon those parties.
As used herein, the phrase “to our knowledge” with respect to the existence or absence of facts is intended to signify that, while we have made no specific inquiry or other independent examination to determine the existence or absence of such facts, the attorneys in this firm who were actively involved in negotiating the Credit Agreement have obtained no actual knowledge to the contrary regarding the Credit Agreement and the transactions contemplated thereby.
As to any facts that we did not independently establish or verify, we have relied without independent investigation upon statements, representations and certificates of officers of the Borrower, and, as to the matters addressed therein, upon certificates or communications from public officials.
Based upon the foregoing, and subject to the qualifications hereinafter expressed, it is our opinion that:
(1)    the execution, delivery and performance by the Borrower of each Loan Document do not contravene any provision of any New York or federal law, rule or regulation applicable to the Borrower or, to our knowledge, any provision of any New York or federal order, writ, judgment or decree applicable to the Borrower;
(2)    no authorization, approval or other action by, and no notice to or filing with, any New York or federal governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of each Loan Document, including obtaining any Extensions of Credit under the Credit Agreement; and
(3)    each Loan Document constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.
Our opinion is subject to the following qualifications:
(a)    The enforceability of the Borrower’s obligations under the Loan Documents is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar law affecting creditors’ rights generally.
(b)    The enforceability of the Borrower’s obligations under the Loan Documents is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and, in applying such principles, a court, among other things, might not allow a contracting party to exercise remedies in respect of a default deemed immaterial, or might decline to order an obligor to perform covenants.
(c)    We note further that, in addition to the application of equitable principles described above, courts have imposed an obligation on contracting parties to act reasonably and in good faith in the exercise of their contractual rights and remedies, and may also apply public policy considerations in limiting the right of parties seeking to obtain indemnification under circumstances where the conduct of such parties is determined to have constituted negligence.
(d)    We express no opinion herein as to (i) Section 8.05 of the Credit Agreement, (ii) the enforceability of provisions purporting to grant to a party conclusive rights of determination, (iii) the availability of specific performance or other equitable remedies, (iv) the enforceability of rights to indemnity under federal or state securities laws, or (v) the enforceability of waivers by parties of their respective rights and remedies under law.
This opinion is limited to the laws of the State of New York and the federal laws of the United States of America. Without limiting the generality of the foregoing, we express no opinion as to the effect of any laws other than the federal law of the United States of America or the law the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement may be sought that limits the rate of interest legally chargeable or collectible.
This opinion is rendered solely for your benefit and, except as stated in the following sentences of this paragraph, may not be relied upon by any other party without our prior written consent. King & Spalding LLP is hereby authorized to rely on this opinion in the rendering of their opinion to the Administrative Agent, the Lenders and the LC Issuing Banks dated as of the date hereof in connection with the transactions evidenced by the Loan Documents. The Lenders, the LC Issuing Banks and the Administrative Agent are hereby authorized to deliver a copy of this opinion to any Person that becomes a Lender or LC Issuing Bank under the Credit Agreement after the date hereof, and any such Person may rely upon this opinion as if it had been addressed and delivered to it on the date hereof as an original Bank or LC Issuing Bank that was a party to the Credit Agreement.
This opinion is limited to laws currently in effect on the date hereof and to the facts as they currently exist. We assume no obligation to revise, supplement or otherwise update this opinion.
Very truly yours,

Morgan Lewis & Bockius LLP

EXHIBIT D
FORM OF OPINION OF SPECIAL NEW YORK
COUNSEL TO THE ADMINISTRATIVE AGENT
August 14, 2015

To each of the Lenders party to the
Credit Agreement referred to below,
to the LC Issuing Banks named therein and
Citibank, N.A., as Administrative Agent

Entergy Corporation

Ladies and Gentlemen:
We have acted as special New York counsel to Citibank, N.A., as Administrative Agent, in connection with the preparation, execution and delivery of the Amended and Restated Credit Agreement, dated as of August 14, 2015 (the “Credit Agreement”), among Entergy Corporation (the “Borrower”), the Lenders and LC Issuing Banks parties thereto and Citibank, N.A., as Administrative Agent. This opinion is furnished to you at the request of the Borrower pursuant to Section 3.01(a)(vii) of the Credit Agreement. Unless otherwise indicated, terms defined in the Credit Agreement are used herein as therein defined.
In that connection, we have examined the following documents:
(1)    a counterpart of the Credit Agreement, executed by the parties thereto; and
(2)    the other documents furnished to the Administrative Agent pursuant to Section 3.01(a) of the Credit Agreement, including (without limitation) the opinions (the “Borrower’s Opinions”) of Dawn A. Balash, counsel to the Borrower, and of Morgan Lewis & Bockius LLP, special New York counsel to the Borrower.
In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies. We have also assumed that you have independently evaluated, and are satisfied with, the creditworthiness of the Borrower and the business terms reflected in the Credit Agreement.
To the extent that our opinion expressed below involves conclusions as to matters governed by law other than the law of the State of New York, we have relied upon the Borrower’s Opinions and have assumed without independent investigation the correctness of the matters set forth therein, our opinion expressed below being subject to the assumptions, qualifications and limitations set forth in the Borrower’s Opinions. We note that we do not represent the Borrower and, accordingly, are not privy to the nature or character of its business. Accordingly, we have assumed that the Borrower is subject only to statutes, rules, regulations, judgments, orders and other requirements of law of general applicability to corporations doing business in the State of New York. As to matters of fact, we have relied solely upon the documents we have examined.
Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that, while we have not independently considered the matters covered by the Borrower’s Opinions to the extent necessary to enable us to express the conclusions stated therein, the Borrower’s Opinions and the other documents referred to in item (2) above are substantially responsive to the corresponding requirements set forth in Section 3.01(a) of the Credit Agreement pursuant to which the same have been delivered.
Our opinion expressed above is limited to the law of the State of New York, and we do not express any opinion herein concerning any other law.
This opinion letter speaks only as of the date hereof, and we expressly disclaim any responsibility to advise you of any development or circumstance, including changes of law of fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein. This opinion letter is furnished to the addressees hereof solely in connection with the transactions contemplated by the Credit Agreement, is solely for the benefit of the addressees hereof and may not be relied upon by any other Person or for any other purpose without our prior written consent. Notwithstanding the foregoing, this opinion letter may be relied upon by any Person that becomes a Lender or an LC Issuing Bank after the date hereof in accordance with the provisions of the Credit Agreement as if this opinion letter were addressed and delivered to such Person on the date hereof. Any such reliance must be actual and reasonable under the circumstances existing at the time such Person becomes a Lender or an LC Issuing Bank, as applicable, taking into account any changes in law or facts and any other developments known to or reasonably knowable by such Person at such time.
Very truly yours,

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement, dated as of August 14, 2015 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy Corporation, Citibank, N.A., as the administrative agent (the “Administrative Agent”), and each lender and letter of credit issuer from time to time party thereto.
Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) (as well as any promissory note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement, dated as of August 14, 2015 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy Corporation, Citibank, N.A., as the administrative agent (the “Administrative Agent”), and each lender and letter of credit issuer from time to time party thereto.
Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement, dated as of August 14, 2015 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy Corporation, Citibank, N.A., as the administrative agent (the “Administrative Agent”), and each lender and letter of credit issuer from time to time party thereto.
Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships
For U.S. Federal Income Tax Purposes)

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Amended and Restated Credit Agreement, dated as of August 14, 2015 (as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Entergy Corporation, Citibank, N.A., as the administrative agent (the “Administrative Agent”), and each lender and letter of credit issuer from time to time party thereto.
Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) (as well as any promissory note(s) evidencing such Advance(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s) (as well as any promissory note(s) evidencing such Advance(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Administrative Agent and the Borrower, and (2) the undersigned shall have at all times furnished the Administrative Agent and the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]